As filed with the Securities and Exchange Commission on February 14, 2006

Registration No. 333-129954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNOPHOS INVESTMENTS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5169	20-22634 14
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, Esq.

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4675

(212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Floating Rate Senior Notes due 2015	$130,894,245	$15,407	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Previously paid.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

Innophos Investments Holdings, Inc. shall indemnify each director and officer of Innophos Investments Holdings, Inc. and each person who is or was serving at the request of Innophos Investments Holdings, Inc. as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided by the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

Innophos Investments Holdings, Inc. has purchased insurance on behalf of any person who, during the applicable policy period, is or was a director or officer of Innophos Investments Holdings, Inc., or its subsidiaries (or an employee or agent of same serving in a similar capacity), or is or was serving at the request of Innophos Investments Holdings, Inc. or its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any covered liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Innophos Investments Holdings, Inc. or its subsidiaries would have the power to indemnify him against such liability under the provisions of relevant bylaws or certificate of incorporation, as amended, subject in each case to the exclusions and limitations set forth in the applicable policy.

Article Eight, Section 1 of Innophos Investments Holdings, Inc.’s Certificate of Incorporation provides as follows:

ARTICLE EIGHT

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Eight, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to Sections 2 and 5 of this Article Eight, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See Exhibit Index.

II-1

(b) Financial Statement Schedules.

All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cranbury, New Jersey, on February 14, 2006.

INNOPHOS INVESTMENTS HOLDINGS, INC.

By:	/S/ RICHARD HEYSE
Richard Heyse Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Randy Gress and Richard Heyse, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title

* Randy Gress	Chief Executive Officer and Director (Principal Executive Officer)

/S/ RICHARD HEYSE Richard Heyse	Vice President and Chief Financial Officer (Principal Financial Officer)

* Charles Brodheim	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Edward Conard	Director

* Blair Hendrix	Director

* Stephen Zide	Director

*By:	/S/ RICHARD HEYSE
Richard Heyse as attorney-in-fact

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INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements for the period from August 14, 2004 to December 31, 2004, and the Combined Financial Statements for the periods of January 1, 2004 to August 13, 2004 and the year ended December 31, 2003 and 2002:

Reports of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2004 and December 31, 2003	F-4
Statements of Operations for the periods from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and the years ended December 31, 2003 and 2002	F-5

Statements of Stockholders Equity, Owner’s Net Investment and Other Comprehensive Income (Loss) for the periods from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and the years ended December 31, 2003 and 2002

F-6
Statements of Cash Flows for the periods from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and the years ended December 31, 2003 and 2002	F-7
Notes to Financial Statements	F-8

Condensed Consolidated Financial Statements for the nine month period ending September 30, 2005 and for the three month period ended September 30, 2005, the Consolidated Financial Statements August 14, 2004 to September 30, 2004 and the Combined Financial Statements for the periods January 1, 2004 to August 13, 2004 and July 1, 2004 to August 13, 2004:

Condensed Balance Sheet (unaudited) as of September 30, 2005 and December 31, 2004	F-54

Condensed Statements of Operations (unaudited) for the three and nine month periods ended September 30, 2005, and for the period from August 14, 2004 to September 30, 2004, and for the period July 1, 2004 to August 13, 2004, and for the period from January 1, 2004 to August 13, 2004

F-55
Condensed Statement of Stockholders’ Equity as of December 31, 2004 and as of September 30, 2005	F-56

Condensed Statements of Cash Flows (unaudited) for the nine month period ended September 30, 2005, and for the period from August 14, 2004 to September 30, 2004, and for the period from January 1, 2004 to August 13, 2004

F-57
Notes to Condensed Financial Statements	F-58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Rhodia S.A.:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of owner’s net investment and other comprehensive income and of cash flows present fairly, in all material respects, the financial position of the Rhodia Phosphates Business (the “Phosphates Business”) at December 31, 2003, and the results of their operations and their cash flows for the period January 1, 2004 to August 13, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Phosphates Business’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Phosphates Business is comprised of businesses which are integrated with the business of Rhodia S.A. (“Rhodia”); consequently, as indicated in Note 1, these financial statements have been derived from the accounting records of Rhodia and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Phosphates Business relies on Rhodia and its other businesses for administrative, management, research and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Phosphates Business had it been a stand alone company.

/s/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

November 16, 2004, except for Note 18, not appearing herein, as to which the date is January 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Innophos, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders equity and other comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Innophos, Inc. and its subsidiaries at December 31, 2004 and the results of their operations and their cash flows for the period from August 14, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

April 5, 2005

See notes to consolidated and combined financial statements

INNOPHOS, INC. AND SUBSIDIARIES

Balance Sheets

(In thousands)

	Consolidated Successor	Combined Predecessor

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$12,762	$3,345
Accounts receivable:
Affiliates		14,247
Trade and other	66,324	38,442
Inventories	66,563	61,849
Other current assets	19,977	18,541

Total current assets	165,626	136,424
Property, plant and equipment, net	333,549	298,235
Goodwill	50,851	110,581
Intangibles and other assets, net	80,865	24,756

Total assets	$630,891	$569,996

LIABILITIES, STOCKHOLDERS EQUITY AND OWNER’S NET INVESTMENT
Current liabilities:
Short-term borrowings and current portion of long-term debt:
Affiliates	$—	$151,270
Other	1,780	57,011
Accounts payable:
Affiliates	—	9,155
Trade and other	40,068	27,278
Other current liabilities	35,722	13,400

Total current liabilities	77,570	258,114
Long-term debt	382,775	1,660
Other long-term liabilities	31,821	69,649

Total liabilities	492,166	329,423

Commitments and contingencies (Note 17)

Owner’s net investment	—	240,573
Common Stock (Authorized and issued shares 1,000; par value $.001)	—
Paid-in Capital	139,923	—
Retained Earnings	(775)	—
Other comprehensive income (loss)	(423)	—

Total stockholders equity and owners net investment	138,725	240,573

Total liabilities, stockholders equity and owners net investment	$630,891	$569,996

See notes to consolidated and combined financial statements

INNOPHOS, INC. AND SUBSIDIARIES

Statements of Operations

(In thousands)

	Consolidated Successor	Combined Predecessor	Combined Predecessor	Combined Predecessor

			Year Ended December 31,
	August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004	2003	2002
Net sales	$205,607	$332,721	$503,920	$511,806
Cost of goods sold	177,568	277,014	422,914	406,049

Gross profit	28,039	55,707	81,006	105,757

Operating expenses:
Selling, general and administrative expenses	18,907	22,875	38,452	38,920
R&D expenses	964	3,106	4,816	5,294
In-process R&D	1,200	—	—	—
Goodwill impairment	—	—	17,600	—
Restructuring	119	1,783	2,082	1,675
Asset securitization, net	—	(66)	963	1,776

Total operating expenses	21,190	27,698	63,913	47,665

Operating income	6,849	28,009	17,093	58,092
Interest expense	11,065	3,098	3,351	4,175
Foreign exchange losses	315	627	1,735	207
Other expense (income), net	(50)	22	146	86

Income (loss) before income taxes	(4,481)	24,262	11,861	53,624
Provision/(benefit) for income taxes	(3,706)	8,954	11,245	19,279

Net income (loss)	$(775)	$15,308	$616	$34,345

See notes to consolidated and combined financial statements

INNOPHOS, INC. AND SUBSIDIARIES

Statements of Stockholders Equity, Owner’s Net Investment, and Other Comprehensive Income (Loss)

(In thousands)

Predecessor—Combined	Owners Net Investment	Common Stock	Retained Earnings	Paid-in Capital	Other Comprehensive Income/(Loss)	Total Shareholders Equity
Balance, January 1, 2002	$292,052	—	—	—	—	$292,052

Net Income	$34,345	—	—	—	—	$34,345

Other comprehensive income, net of tax						$34,345

Reduction of advances from Rhodia, net	$(54,793)	—	—	—	—	$(54,793)

Balance, December 31, 2002	$271,604					$271,604

Net Income	$616	—	—	—	—	$616

Other comprehensive income, net of tax						$616

Reduction of advances from Rhodia, net	$(31,647)	—	—	—	—	$(31,647)

Balance, December 31, 2003	$240,573					$240,573

Net Income	$15,308	—	—	—	—	$15,308

Other comprehensive income, net of tax						$15,308

Reduction of advances from Rhodia, net	$(21,478)	—	—	—	—	$(21,478)

Balance, August 13, 2004	$234,403	—	—	—	—	$234,403

Successor—Consolidated
Balance, August 13, 2004	—	—	—	—	—	—
Issuance of common stock	—	—	—	$139,923	—	$139,923
Net income (loss)	—	—	$(775)	—	—	$(775)
Minimum pension liability adjustment, (net of tax $228)	—	—	—	—	$(423)	$(423)

Other comprehensive income (loss), net of tax						$(1,198)

Balance, December 31, 2004	—	—	$(775)	$139,923	$(423)	$138,725

See notes to consolidated and combined financial statements

INNOPHOS INC. AND SUBSIDIARIES

Statements of Cash Flows

(In thousands)

	Consolidated Successor	Combined Predecessor	Combined Predecessor	Combined Predecessor
			Year Ended December 31,
	August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$(775)	$15,308	$616	$34,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,057	22,182	30,846	27,844
Goodwill impairment	—	—	17,600	—
Deferred income taxes/(benefit)	(3,841)	152	(1,246)	1,997
Profit sharing	—	(23)	208	688
Non-cash charges related to inventory fair value adjustment	6,400	—	—	—
Non-cash charges related to in-process R&D	1,200	—	—	—
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(49,562)	(1,943)	(4,162)	1,747
(Increase)/decrease in inventories	(6,634)	1,444	4,791	5,800
(Increase) in other current assets	(13,119)	(4,415)	(6,652)	(723)
(Decrease)/increase in accounts payable	24,415	7,064	(10,123)	5,201
(Decrease) in other current liabilities	18,548	5,618	(5,180)	(17,598)
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	(64)	(1,292)	(350)	18

Net cash provided from /(used in) operating activities	(5,375)	44,095	26,348	59,319

Cash flows from investing activities:
Capital expenditures	(4,046)	(2,745)	(13,107)	(12,557)
Acquisition of Phosphates business	(473,406)	—	—	—
Costs of acquisition	(8,980)	—	—	—
Proceeds from sales of assets	—	—	515	1,134
Other investing activities	—	112	(81)	(2,367)

Net cash from/(used for) investing activities	(486,432)	(2,633)	(12,673)	(13,790)

Cash flows from financing activities:
Proceeds from issuance of long-term bonds	190,000	—	—	—
Proceeds from term-loan	178,000	—	—	—
Borrowings under revolving lines of credit	18,500	—	—	—
Capital contribution	139,923	—	—	—
Principal payments of term-loan	(445)	—	—	—
Repayment of revolver	(1,500)	—	—	—
Deferred financing costs	(21,426)	—	—	—
Net change in borrowings with Rhodia	—	(4,394)	633	7,689
Borrowings from banks and other	—	—	16,766	16,193
Repayments to banks and other	—	(17,004)	(14,128)	(13,107)
Net reduction in advances from Rhodia	—	(21,889)	(13,144)	(56,903)
Change in book overdrafts	—	—	(457)	457

Net cash from/(used for) financing activities	503,052	(43,287)	(10,330)	(45,671)

Net change in cash	11,245	(1,825)	3,345	(142)
Cash and cash equivalents at beginning of period	1,517	3,345	—	142

Cash and cash equivalents at end of period	$12,762	$1,520	$3,345	$—

See notes to consolidated and combined financial statements

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements

(In thousands, except where noted)

(1) Summary of Significant Accounting Policies:

Basis of Statement Presentation

Description of Business and Principles of Consolidation and Combination

Innophos, Inc. and its Subsidiaries, (“Company”) is a specialty phosphates producer in North America. Specialty phosphates include purified phosphoric acid and its downstream phosphate derivatives. Specialty phosphates are used as ingredients in a wide variety of food and beverage, consumer product, pharmaceutical, nutritional supplement and industrial applications.

The accompanying financial statements are presented under two different (“Predecessor” and “Successor”) bases of accounting. Prior to August 13, 2004, under the “Predecessor” basis of accounting, the combined financial statements of the Rhodia Phosphates Business (the “Phosphate Business”) include the assets, liabilities and results of operations of the Phosphates Business in the United States located at the Chicago Heights, Illinois, Chicago, Illinois (Waterway), Nashville, Tennessee and Geismar, Louisiana facilities which were owned by Rhodia Inc.; the Phosphates Business in Canada located at the Port Maitland, Ontario and Buckingham, Quebec facilities which were owned by Rhodia Canada Inc.; and the Phosphates Business in Mexico located at the Mission Hills, Guanajuato facility which was owned by Rhodia de Mexico S.A. de C.V. The combined financial statements also include the accounts of Rhodia Troy Grupo Industrial S.A. de C.V. and Rhodia Mexicana S.A. de C.V. and their direct subsidiaries Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. which were engaged in the Phosphates Business in Mexico located at the Coatzacoalcos, Veracruz facility.

Rhodia Inc., Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Troy Grupo Industrial S.A. de C.V., Rhodia Mexicana S.A. de C.V., Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. were indirect, wholly-owned subsidiaries of Rhodia, S.A. (“Rhodia”), an international specialty chemicals company.

The entities and operations that comprised the Phosphates Business were derived from the accounting records of Rhodia and have been accounted for at historical costs and combined on the basis of a reorganization of companies under common control.

The combined statements of income include all revenues and expenses attributable to the Phosphates Business, including the allocated costs of facilities, functions and services used by the Phosphates Business at shared sites and costs for certain functions and services performed by Rhodia and its subsidiaries that were charged to the Phosphates Business. All allocations and estimates in these condensed combined financial statements are based on activity-based drivers (service or usage) or formula-based drivers (net sales, employees, capital employed) that the Phosphates Business’ management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Phosphates Business had been operated as a separate entity.

All intercompany transactions and balances between entities and operations included in the Phosphates Business have been eliminated.

On August 13, 2004, under the “Successor” basis of accounting, a newly formed holding company, Innophos Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), acquired 100% of the common stock of Innophos Inc. Innophos Inc. and its subsidiaries acquired from Rhodia the assets of the

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

United States, Port Maitland, Ontario and Mission Hills, Mexico operations, as well as the common stock of certain Mexican subsidiaries which together comprised the Phosphate Business. The purchase price was $473.4 million and was subject to subsequent post closing working capital adjustments as defined in the purchase agreement related to the transaction. The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed by equity contributions of $139.9 million, issuance of $190.0 million of senior subordinated notes due in 2014 and a senior credit facility which includes a six-year $220.0 million term loan facility and a five-year $50.0 million revolving credit facility. The purchase of the Company is hereafter referred to as the “Transaction”.

The Successor Financial Statements are consolidated and include the accounts of Innophos Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Certain assets, liabilities and expenses that are included in the combined financial statements of the Phosphates Business were retained by Rhodia, principally certain working capital components related to the US, Canadian and Mission Hills operations, certain intercompany indebtedness, the asset securitization program, the capital lease obligations, the long-term debt associated with the Chicago Heights facility, the environmental liabilities associated with the Buckingham, Quebec facility, and Rhodia Mexicana S.A. de C.V.’s and Rhodia Canada Inc.’s investments in Albright & Wilson PAAD Ltda.

The unaudited, supplemental pro forma information provided reflects the Transaction as if it had occurred on January 1, 2003. Included in these pro forma adjustments are the consideration of the fair value of the property, plant and equipment and intangibles; amortization expense of the deferred financing fees; the interest expense related to the new debt; and other contractual arrangements which arose from the Transaction. The unaudited, supplemental pro forma financial information is not necessarily indicative of the actual results that would have been achieved had the transaction actually been consummated as of January 1, 2003, nor is it indicative of future results of the operations.

	For year ended December 31, 2004	For year ended December 31, 2003
Pro forma Net Sales	$535,662	$500,208
Pro forma Net Income (loss)	(1,121)	(26,059)

The acquisition of the Company has been accounted for in accordance with SFAS No. 141 “Business Combinations.” The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimates of their respective fair values at the date of acquisition. Fair values were determined by management estimates. The fair value of each identifiable intangible asset was determined by the use of discounted cash flows taking into consideration certain various valuation methodologies, such as, relief-from-royalty method for the trademarks, tradenames, developed technology and application patents, excess earnings method for the customer relationships and in-process R&D, the discounted income method for license agreements, and the present value of the incremental benefits for supply contracts.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

August 14, 2004
Total acquisition consideration:
Cash paid upon acquisition	$473,406
Liabilities assumed	67,416
Acquisition related costs	8,980

549,802
Less: Book value of net assets acquired	366,274

$183,528

Fair value adjustment for inventory	$6,400
Fair value adjustment for property, plant and equipment	64,177
Acquired in-process research and development	1,200
Application patents and developed process technology	36,600
Tradenames	8,100
License agreements	1,200
Supply contracts	4,900
Customer relationships	10,100
Goodwill	50,851

$183,528

The aggregate amortization expense for the period from August 14, 2004 through December 31, 2004 for the identifiable intangibles was $2,201. The identifiable intangibles are being amortized on a straight-line basis over an average useful life of 11 years.

As a result of the transaction, acquired in-process research and development of $1,200 that was not technological feasible was expensed in the period from August 14, 2004 to December 31, 2004, thereby reducing operating income for the period. These research and development assets are in the developmental stage bearing technical risks of success with no current products or revenue streams.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

The carrying value of inventory was increased $6,400 to reflect the inventory fair value at August 14, 2004. The effect of the fair value adjustment is to increase the cost of goods sold and thereby reducing gross profit in future periods when the inventory is sold. The Company sold most of that inventory within 2 months after the closing of the transaction, and all of the $6,400 was expensed in the period from August 14, 2004 to December 31, 2004.

Fair value opening Balance Sheet

August 14, 2004
Current assets	$95,577
Property, plant and equipment	344,671
Goodwill	50,851
Identifiable intangibles	62,100
Other assets	22,140

Total assets	$575,339

Current portion of long-term debt	$1,780
Current liabilities	32,827
Long-term debt	366,220
Other long-term liabilities	34,589
Stockholders’ equity	139,923

Total liabilities and stockholders’ equity	$575,339

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Some of the more significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. Management routinely reviews its estimates and assumptions utilizing currently available information, changes in facts and circumstances, and historical experience.

Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable is recorded at the invoiced amount and does not bear interest. The collectibility of accounts receivable is evaluated based on a combination of factors. Allowances for doubtful accounts are recorded based on the length of time the receivables are past due and historical experience. In circumstances when it is probable that a specific customer is unable to meet its financial obligations, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method. These costs include raw materials, direct labor, manufacturing overhead and depreciation. Inventories are evaluated for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against an appropriate portion of the value of the related products.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. The cost and related accumulated depreciation of all property, plant and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is reflected in net income. Interest is capitalized in connection with the construction of major renewals and improvements. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Depreciation is calculated on the straight-line basis over the estimated useful lives of the related assets, ranging from ten to forty years for buildings and improvements, and three to twenty years for machinery and equipment. Leasehold improvements are amortized over the lease term or the estimated useful life of the improvement, whichever is less.

Goodwill

Goodwill represents the excess of the acquisition cost over the fair value of net assets of businesses acquired. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) replaces the amortization of goodwill and indefinite-lived intangible assets with the replacement of periodic tests of the impairment of these assets. SFAS No. 142 requires a comparison, at least annually, of the net book value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit, which corresponds to the discounted cash flows of the reporting unit, in the absence of an active market for such unit. The Company’s annual impairment test for impairment of all reporting units occurs during the fourth quarter of each year.

Other Intangible Assets

Other intangible assets, which consist of developed technology, a supply agreement, customer relationships, tradenames, a non-compete agreement, patents, licenses and software, are amortized on a straight-line basis over their estimated useful lives. For capitalized software the amortization period is three to five years; all other identifiable intangibles amortization period is up to twenty years.

External direct costs in developing or obtaining internal use computer software and payroll, and payroll-related costs for employees dedicated solely to the project, to the extent of the time spent directly on the project and which they meet the requirements of SOP 98-1, are capitalized.

Long-Lived Assets

Long-lived assets including property, plant and equipment and amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset or asset group. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. Impairments to long-lived assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Under the predecessor period, the long-lived assets of the Phosphates Business are presented in the accompanying combined financial statements as long-lived assets to be held and used, and the evaluation of impairment does not give any effect to the Rhodia’s intention to sell the Phosphates Business.

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement cost is then capitalized as part of the carrying value of the long-lived asset and subsequently charged to expense over the asset’s useful life.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales only if: (a) the transferred assets have been isolated from the Phosphates Business and its creditors, even in bankruptcy or other receivership, (b) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the right to pledge or exchange those interests and (c) the Phosphates Business does not maintain effective control over the transferred assets.

Revenue Recognition

Revenues are recognized upon transfer of title and risks of loss, when persuasive evidence of an arrangement exists, delivery has occurred, the customer’s price is fixed or determinable and collectibility is reasonably assured. Rebates are recorded as a reduction of Net sales.

Shipping and Handling Fees and Costs and Advertising Expenses

Shipping and handling fees and costs invoiced to customers are included in Net sales. Shipping and handling fees and costs incurred by the Company are included in Cost of goods sold. Advertising expenses, which are not significant, are expensed as incurred.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Canadian and Mexican operations. Accordingly, these operations monetary assets and liabilities are translated at current exchange rates, non-monetary assets and liabilities are translated at historical exchange rates. Revenue and expenses related to monetary assets and liabilities are translated at average exchange rates and at historical exchange rates for the related revenue and expenses of non-monetary assets and liabilities. All translation gains and losses are included in net income.

Research and Development Expenses

Research and development expenditures, including expenditures relating to the development of new products and processes and significant improvements and refinements to existing products, are expensed as incurred.

Income Taxes

The Company is included in a consolidated return of Innophos Holdings, Inc., our parent company; as a result the income tax provision has been prepared on a separate return basis. Certain of the Mexican subsidiaries

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

file separate tax returns and current income taxes receivable or payable are reflected on the accompanying combined balance sheets. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial statements and tax bases using enacted tax rates applied to those differences. During the predecessor periods, the US and Canada tax amounts calculated on a separate return basis as currently receivable or payable have been included in Owner’s net investment.

Deferred tax assets are assessed for recoverability and a valuation allowance is considered if it is unlikely that the associated tax benefit will be recognized.

Environmental Costs

Environmental liabilities are recorded when it is probable that these liabilities have been incurred and the amounts can be reasonably estimated. These liabilities are estimated based on an assessment of many factors, including the amount of remediation costs, the timing and extent of remediation actions required by the applicable governmental authorities, and the amount of the Company’s liability after considering the liability and financial resources of other potentially responsible parties. Generally, the recording of these accruals coincides with the assertion of a claim or litigation, completion of a feasibility study or a commitment to a formal plan of action. Anticipated recoveries from third parties are recorded as a reduction of expense only when such amounts are deemed certain.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is composed of net income, adjusted for changes in other comprehensive income items such as minimum pension liabilities. In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company has identified and reported other comprehensive income in the stockholders equity section.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 151 and revised SFAS No. 123R, which are summarized below.

SFAS No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4 (SFAS No. 151), amends and clarifies the accounting guidance for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal” as mentioned in ARB No. 43, Chapter 4, Inventory Pricing. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is assessing the potential impact, if any, the adoption of this statement may have on its financial position or results of operation.

SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), replaces SFAS No. 123. In addition, SFAS No. 123R supersedes APB No. 25 and its related implementation guidance. This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations as compensation expense based on their fair values. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

The Company is assessing the potential impact, if any, the adoption of this statement may have on its financial position or results of operation. This statement will be effective for the Company beginning January 1, 2006.

(2) Related Party Transactions:

In connection with the acquisition, the Company entered into an advisory agreement with Bain Capital. This agreement is for general executive and management services, merger, acquisition and divestiture assistance, analysis of financial alternatives and finance, marketing, human resource and other consulting services. In exchange for these services, Bain Capital will receive an annual advisory services fee of $2 million plus reasonable out-of-pocket expenses. Additionally, Bain Capital is entitled to transaction fees of 1.0% of the total value of the transaction, plus reasonable out-of-pocket expenses, on the completion of any financing transaction, change in control transaction, material acquisition or divestiture by Holdings or its subsidiaries.

This agreement has a multi-year initial term, and thereafter is subject to automatic one-year extensions unless Holdings or Bain Capital provides written notice of termination; provided, however that if the advisory agreement is terminated due to a change in control or an initial public offering of Innophos prior to the end of its term, then Bain Capital will be entitled to receive the present value of the advisory services fee that would otherwise have been payable through the end of the term. Bain Capital receives customary indemnities under the advisory agreement.

Randolph Street Partners IV, LP. holds less than a 1% equity share of Innophos Holdings, Inc. Partners of Kirkland & Ellis are also partners in Randolph Street Partners IV LP. Kirkland & Ellis represents the Company in various legal matters. For the period August 14, 2004 to December 31, 2004, the Company incurred legal fees of $1,063 payable to Kirkland & Ellis. In addition, Kirkland & Ellis, representing Bain Capital and the Company during the Transaction, was paid $3,000.

During the predecessor periods, The Phosphates Business’ purchases of product from affiliates were $5,850, $5,659 and $5,223 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively. The Phosphates Business’ sales of product to affiliates were $8,414, $25,278 and $12,495 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively.

The Phosphate Business sold its products in the U.S. and Canada through four market-based enterprises: Specialty Phosphates, Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients. The Specialty Phosphates enterprise was comprised solely of phosphate technology products. Certain costs, principally sales and marketing, were allocated from the Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients enterprises. These allocations totaled $2,407, $11,697 and $9,299 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively, and are included in Selling, general and administrative expenses.

The Phosphates Business was charged for services performed by Rhodia Inc. and Rhodia Canada Inc., including services for administrative, facilities, finance, information technology, health, safety and environmental, human resources, legal, purchasing and warehousing, communications and insurance costs. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 were $12,042, $20,874 and $22,290, respectively. In the period from January 1, 2004 to August 13, 2004, $3,475 was charged to Cost of goods sold and $8,567 was charged to Selling, general and administrative expenses. In 2003, $7,620 was charged to Cost of goods sold and $13,254 was charged to Selling, general and administrative expenses. In 2002, $7,991 was charged to Cost of goods sold and $14,299 was charged to Selling, general and administrative expenses.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

The Phosphates Business was charged for selling, general and administrative services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 were $1,104, $1,747 and $1,239, respectively. In addition, the Phosphates Business’ Mexican operations were charged insurance costs by Rhodia of $688, $1,192 and $1,131 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively, which were charged to Cost of goods sold, and other services of $158 and $185 in 2003 and 2002, respectively, which were charged to Selling, general and administrative expenses.

The Phosphates Business was charged for research and development services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 were $1,488, $1,227 and $791, respectively, and were charged to Selling, general and administrative expenses.

The Phosphates Business was charged or allocated interest expense from Rhodia and its subsidiaries at market-based interest rates for short-term borrowings and long-term debt. The total interest expense charged or allocated to the Phosphates Business in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $1,812, $2,513 and $3,845, respectively, and are included in Interest expense (see Note 10).

The Phosphates Business was charged rental expense for its allocated portion of the sale/leaseback obligations. The total rental expense charged to the Phosphates Business in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $876, $2,404 and $2,107, respectively. The charge incurred for period January 1, 2004 to August 13, 2004 was included in interest expense, all other periods were included in Cost of goods sold (see Note 10).

The Phosphates Business was charged for its allocated portion of the asset securitization program net costs. The total amount charged (credited) to the Phosphates Business in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was ($66), $963 and $1,776, respectively (see Note 3).

(3) Transfers of Financial Assets:

Since December 1999, under the predecessor periods, the Phosphates Business participated in an asset securitization program that was administered by Rhodia Inc. whereby Rhodia Inc. sold, without recourse, on an ongoing basis, certain accounts receivables of the Phosphates Business to a wholly-owned, non-consolidated subsidiary of Rhodia Inc., which then sold undivided interests in the receivable to a receivables securitization company that was funded by the issuance of commercial paper to outside investors.

In January 2003, Rhodia Inc. terminated the initial program and began a new receivables securitization program whereby the Phosphates Business participated in an asset securitization program that was administered by Rhodia Inc. whereby Rhodia Inc. sold, without recourse, on an ongoing basis, certain accounts receivables of the Phosphates Business to a different wholly-owned non-consolidated subsidiary of Rhodia Inc., which then sold undivided interests in the receivables to a different commercial paper funded receivables securitization company for a three-year term. As with the previous program, the Phosphates Business had been allocated a portion of Rhodia Inc.’s retained residual interest in the receivables sold based on its portion of the total receivables sold, and based on the present values of discounted future cash flows of the portions sold and retained based on their relative fair values at the date of sale.

At December 31, 2003, $18,542, of the Phosphates Business’ allocated portion of accounts receivable had been sold under the programs of which $12,937, was retained by the Phosphates Business as the allocated portion of residual interests and is reflected in Accounts receivable in the accompanying balance sheet. The Phosphates Businesses’ allocated portion of cash received from these non-consolidated subsidiaries in the period from

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

January 1, 2004 to August 13, 2004, and 2003 principally relating to cash received from the sale of receivables was $211.1 million and $319.4 million, respectively. The Phosphates Businesses’ allocated portion of cash remitted to these non-consolidated subsidiaries in the period from January 1, 2004 to August 13, 2004, and 2003, principally relating to the collection of cash from customers and the remittance of this cash to the non-consolidated subsidiaries was $213.7 million and $319.2 million, respectively. The Phosphates Business recognized in Other operating expenses an (income)/cost of ($66), $963 and $1,776 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively, related to its allocated portion of the costs of the securitization programs from Rhodia Inc.

The key economic assumptions used in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 for measuring residual interests were a discount rate of 2.1%, 6% and 8%, respectively; a loss dilution rate of 31.9% to 44.0%, 26.6% to 37.3% (37 % at December 31, 2003) and 16.9% to 18% (18% at December 31, 2002), respectively; and a variable return to investors of LIBOR plus 1%, LIBOR plus 1% (2.2% at December 31, 2003) and LIBOR plus 1.25% (2.6% at December 31, 2002), respectively.

(4) Accounts Receivable—Trade & Other:

Accounts receivable—trade and other consist of the following:

	Successor 2004	Predecessor 2003
Trade accounts receivable	$66,324	$25,505
Residual interest in receivables transferred	—	12,937

	$66,324	$38,442

(5) Inventories:

Inventories consist of the following:

	Successor 2004	Predecessor 2003
Raw materials	$17,772	$16,643
Spare parts	6,082	6,749
Finished products	42,709	38,457

	$66,563	$61,849

(6) Other Current Assets:

Other current assets consist of the following:

	Successor 2004	Predecessor 2003
Creditable taxes (value added taxes)	$7,144	$9,058
Deferred income taxes	—	4,963
Prepaids	9,473	—
Other	3,360	4,520

	$19,977	$18,541

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(7) Property, Plant and Equipment, net:

Property, plant and equipment, at cost, consist of the following:

	Successor 2004	Predecessor 2003
Land and buildings	$76,014	$89,536
Machinery and equipment	266,315	418,639
Construction-in-progress	5,968	9,067

	348,297	517,242
Less accumulated depreciation	14,748	219,007

	$333,549	$298,235

Depreciation expense was $14,748, excluding depreciation expense of $38 in changes of inventory, $20,374, $27,596 and $24,679 in the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004, 2003 and 2002, respectively, which excludes $826, $982 and $2,302 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively, of allocated depreciation and amortization charged from Rhodia Inc. (see Note 2).

During 2003, Rhodia Inc. removed certain machinery and equipment from its sale/leaseback program and substituted certain of the Phosphates Business’ machinery and equipment for a total fair value of $19,800. Included in Property, plant and equipment, net is $33,756 of which is the amount related to the Phosphates Business’ portion of the assets subject to capital leases at December 31, 2003.

(8) Goodwill:

Goodwill consists of the following:

	Successor 2004	Predecessor 2003
Stauffer Chemicals	$—	$71,781
Albright & Wilson	—	38,800
Rhodia Phosphates	50,851	—

	$50,851	$110,581

As of December 31, 2004, the allocation of Rhodia Phosphates goodwill to our reporting segments is as follows: United States is $7,237; Canada is $2,530; and Mexico is $41,084. The amount of goodwill recorded in the United States and Canada will be deductible for tax purposes.

Under the predecessor basis of accounting, goodwill impairment tests were performed for the Phosphates Business’ reporting units (U.S./Canada and Mexico). The methodology used consisted of developing discounted cash flows for each reporting unit, by applying a market-adjusted weighted average cost of capital (8% after tax in 2003) to the five-year, medium-term plans and determining a terminal value using estimated long-term growth rates. The goodwill impairment in 2003 of $17,600 relates to the Mexican reporting unit, principally resulting from the reduction of the long-term growth rate for this reporting unit from 2% to zero, reflecting the mature market conditions of its products.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(9) Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Useful life (years)	Successor	Predecessor
		2004	2003
Supply agreement, net of accumulated amortization of $786 for 2004 and $6,381 for 2003	2.5	$4,114	$20,431
Developed technology and application patents, net of accumulated amortization of $717 for 2004	10-20	35,883	—
Customer relationships, net of accumulated amortization of $193 for 2004	20	9,907	—
Tradenames and license agreements, net of accumulated amortization of $250 for 2004	5-20	9,050	—
Capitalized software, net of accumulated amortization of $141 for 2004 and $3,049 for 2003	3-5	955	1,263
Non-compete agreement, net of accumulated amortization of $114 for 2004 and $600 for 2003	2.5	600	900
Patents and Licenses, net of accumulated amortization of $150 for 2003		—	342
Total Intangibles		$60,509	$22,936
Deferred financing costs, net of accumulated amortization of $1,070 for 2004		$20,356	$—
Deferred income taxes		—	1,320
Other assets		—	500

Total other assets		$20,356	$1,820

		$80,865	$24,756

Amortization expense for intangibles, was $2,201, $1,808, $3,250 and $3,165 in the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004, 2003 and 2002, respectively. Anticipated amortization expense for the next five years related to intangibles is as follows: 2005—$5,667, 2006—$5,491, 2007—$3,134, 2008—$3,134 and 2009—$3,006.

(10) Other Current Liabilities:

Other current liabilities consist of the following:

	Successor 2004	Predecessor 2003
Payroll related	$6,776	$1,627
Interest	6,674	—
Freight and rebates	5,328	2,537
Benefits and pensions	4,785	2,585
Taxes	3,160	2,946
Legal	1,393	—
Other	7,606	3,705

	$35,722	$13,400

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(11) Short-term Borrowings and Long-Term Debt:

Short-term borrowings and long-term debt consist of the following:

	Successor 2004	Predecessor 2003
Senior credit facility	$194,555	$—
Senior subordinated notes	190,000	—
Notes payable to Rhodia	—	151,270
Notes payable to banks	—	15,666
Capital lease obligations	—	40,990
Other	—	2,015

	$384,555	$209,941
Less current portion	1,780	208,281

	$382,775	$1,660

The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed in part by the senior credit facility and the issuance of senior subordinated notes.

Senior Credit Facility

The senior credit facility consists of (1) a five-year $50.0 million revolving credit facility (containing a sub-facility available for the issuance of letters of credit) and (2) a six-year $220.0 million term loan facility. The credit agreement requires us to make quarterly amortization payments of the term loan facility in quarterly amounts equal to approximately $550,000 in the first 5 years, and the principal balance payable in four equal quarterly installments in the sixth year. The following are the annual principal payments for the $220 million term loan facility:

Year Ending	Principal Payment
2004	$445
2005	2,201
2006	2,201
2007	2,201
2008	2,201
2009	53,926
2010	156,825

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of all asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions, (2) 100% of the net cash proceeds from any payment in respect of property or casualty insurance claim or any condemnation proceeding, subject to certain exceptions, (3) 100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions, (4) 50% of the net cash proceeds from equity issuances by Holdings and its subsidiaries, subject to certain exceptions, and (5) 75% of Innophos’ annual excess cash flow (as defined in the credit agreement) in any fiscal year in which Holdings’ leverage ratio (as defined in the credit agreement) is greater than or equal to 3.0 to 1, or 50%, with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

All of our obligations under the senior credit facility are unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary. The obligations under the senior credit facility (including the guarantees) are collateralized by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (1) a first-priority pledge of all of our capital stock and all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary, (2) a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any first-tier foreign subsidiary, and (3) perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the Term Loan facility bear interest at December 31, 2004 at 4.78%. The amount outstanding on the Term Loan as of December 31, 2004 was $177.6 million. As allowable under the Term Loan facility and within 180 days from the August 13, 2004 Transaction date, the Company is allowed to draw an additional $42.0 million. On February 4, 2005, the Company elected to borrow the remaining $42.0 million of the Term Loan. The proceeds from the additional $42.0 million borrowings were used in part to pay-off the $17.0 million outstanding amount of revolving credit facility.

The amount outstanding on the revolving credit facility at December 31, 2004 was $17.0 million. Loans under the revolving credit facility bear interest at a weighted average interest rate of 5.11%. The Company has issued approximately $2.7 million of letters of credit under the sub-facility as of December 31, 2004. In addition, the lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, for approximately the first five months after closing, equal to 0.50% per annum, and, thereafter, to be reduced to 0.375% so long as Innophos’ leverage ratio is equal to or less than 3.0 to 1. During the existence of any default under the credit agreement, the margin on all obligations under the senior credit facility shall increase by 2% per annum.

The credit agreement documentation contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our and our subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) amend or otherwise alter the acquisition documents or any debt agreements, (7) make capital expenditures, (8) engage in mergers, acquisitions and asset sales, (9) conduct transactions with affiliates, (10) alter the nature of our businesses, or (11) change our fiscal quarter or our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio, an interest coverage ratio and a senior leverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) unsatisfied final judgments over a threshold, (7) a change of control, (8) certain ERISA defaults, and (9) the invalidity or impairment of any loan document or any security interest.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

In addition, the credit agreement includes customary provisions regarding breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and payments free and clear of withholding.

Borrowings under the senior credit facility are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants that are based on EBITDA). As of December 31, 2004 management believes the Company is in full compliance with the covenant requirements of the Senior Credit Facility. However the Company failed to deliver the Company’s report on Form 10-K for the year ended December 31, 2004 and its report on Form 10-Q for the period ended March 31, 2005, along with their respective narrative discussion and analysis, for which we received a bank waiver until June 14, 2005.

Deferred financing fees related to the senior credit facility are $9.9 million and are being amortized on a straight line basis which approximates the effective interest method.

2004 Senior Subordinated Notes

On August 13, 2004, Innophos Inc. issued $190.0 million aggregate principal amount of 8.875% senior subordinated notes due August 15, 2014. We issued the notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. The Company does intend to file a registration statement related to these notes in 2005.

Interest. Interest on the notes accrues at the rate of 8.875% per annum and is payable semi-annually on February 15 and August 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the notes. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Subsidiary Guarantees. Innophos’ obligations under the notes are fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis by all of Innophos’ existing and future domestic restricted subsidiaries. Currently, the only guarantor is our subsidiary, Innophos Mexico holdings, LLC.

Optional Redemption. We may redeem any of the notes at any time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, on or before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of notes with the net proceeds of certain underwritten equity offerings at a price of 108.875% of the principal amount of the 2004 Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, thereon. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes remains outstanding. We may redeem any of the notes at any time before August 15, 2009 in cash at 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the 2004 Senior Subordinated Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

Any dividends or similar payments to Holdings from Innophos Inc. will be treated as restricted payments under the indenture governing the 2004 Senior Subordinated Notes. Holdings will rely upon the ability of the Company to make such restricted payments to us in order for us to make any payments on the notes. The amount of all restricted payments that can be made by the Company is approximately equal to 50% of the consolidated net income (as defined in the indenture governing the 2004 Senior Subordinated Notes) of the Company since the beginning of the first fiscal quarter following the date on which the 2004 Senior Subordinated Notes were issued, plus 100% of the net cash proceeds received by the Company since the date of the indenture from the issue or sale of equity interests. The indenture governing the 2004 Senior Subordinated Notes prohibits all restricted payments if a default or event of default has occurred under that indenture or if Innophos’ fixed charge coverage ratio is below 2.0 to 1.0.

Deferred financing fees related to the senior subordinated notes are $11.5 million and are being amortized on a straight line basis which approximates the effective interest method.

2005 Floating Rate Senior Notes

On February 10, 2005, subsequent to our year-end, Innophos Investments Holdings, Inc. (a newly formed company) completed a private offering of $120 million floating rate senior notes due 2015. The use of the proceeds from the sale of the notes was a distribution to the stockholders of the Company. These notes were offered at an interest rate based on the three-month LIBOR plus 8% and will be reset quarterly. Interest on the notes accrues and is payable in arrears on February 15, May 15, August 15 and November 15 of each year. Interest is payable on and prior to February 15, 2010 in the form of additional notes and thereafter in cash. The notes are an unsecured obligation and will rank equally with all of our future senior obligations and senior to our future senior subordinated indebtedness. The notes would be subordinate to our future secured indebtedness. The 2005 Floating Rate Senior Notes issued by Innophos Investments Holdings, Inc. are not recorded on the financial statements of Innophos Inc., however, Innophos Investments Holdings, Inc. depends on the operations of Innophos, Inc. to fund the obligation.

The maturity of these floating rate senior notes is February 15, 2015.

Deferred financing fees related to the floating rate senior notes are $4.4 million and will be amortized on a straight line basis which approximates the effective interest method.

Total interest paid by the Company for all indebtedness in the period from August 14, 2004 to December 31, 2004 was $3,095.

During the predecessor period and at December 31, 2003, the notes payable to Rhodia were due March 19, 2004 with interest at 1.7%. At December 31, 2002, the notes payable to Rhodia were due March 31, 2003 with interest at 1.9%. The average interest rate for 2003 and 2002 related to debt to Rhodia was 1.7% and 2.4%, respectively. Total interest expense paid to Rhodia in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $1,728, $2,373 and $3,685, respectively. Interest rates are variable based on a spread over LIBOR.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

At December 31, 2003, the notes payable to banks were due January 14, 2004 to April 15, 2004 with interest at 4.2%. At December 31, 2002, the notes payable to banks were due January 6, 2003 to June 2, 2003 with interest at 2.7%. The average interest rate for 2003 and 2002 related to the bank debt was 3.3% and 2.7%, respectively. At December 31, 2002, notes payable to banks includes $5,142 of notes payable due January 21, 2003 to April 21, 2003 with interest at 1.4% that are collateralized by affiliates accounts receivable. Interest rates are variable.

At December 31, 2003 the capital lease obligations relate to the Phosphates Business’ allocated portion of two sale/leaseback transactions entered into by Rhodia Inc. that were previously classified as operating leases prior to modifications to Rhodia’s financing arrangements. The capital lease obligations had interest at the three-month LIBOR rate plus an applicable margin, adjusted quarterly. All capital lease obligations were considered current at December 31, 2003 due to Rhodia’s agreement to refinance or amend these arrangements. The lessors had security interests in the assets included in the capital lease obligations. The Phosphates Business’ allocated portion of the lease costs in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $876, $2,404 and $2,107, respectively. As such, these capital lease obligations related to the Phosphates business were acquired from the lessors by Rhodia so Rhodia can deliver to the Company certain equipment free and clear of all liens.

Other debt at December 31, 2003, consist of pollution control bonds totaling $1,440 and industrial revenue bonds totaling $575 relating to the Chicago Heights facility due September 1, 2008 with interest at 6.25%. Certain assets at the Chicago Heights facility are collateral for these bonds. The interest expense allocated to the Phosphates Business relating to these bonds in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $84, $140 and $160, respectively. These obligations were not assumed by the Company as part of the Transaction.

The aggregate maturities of short-term borrowings and long-term debt are $208,281 in 2004, $380 in 2005, $400 in 2006, $425 in 2007 and $455 in 2008.

Total interest paid in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $3,098, $3,351 and $4,175, respectively.

(12) Other Long-Term Liabilities:

Other long-term liabilities consist of the following:

	Successor 2004	Predecessor 2003
Environmental liabilities	$700	$6,138
Profit sharing liabilities	2,962	2,944
Deferred income taxes	27,894	60,567
Other liabilities	265	—

	$31,821	$69,649

(13) Common Stock:

Innophos Inc. has 1,000 shares issued and outstanding, which are all owned by Innophos Holdings, Inc. Innophos Holdings, Inc. has authorized 99,999,999 shares of Class A common stock, par value $.001 and Innophos Holdings, Inc. has authorized 11,111,111 shares of Class L common stock, par value $.001. Innophos Holdings Inc. had outstanding as of December 31, 2004: 43,944,074 of Class A common stock; and 4,882,676 of Class L common stock.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

The Class A common stock is the same as the Class L common stock, except that the Class L common stock is entitled to a preference over the Class A common stock with respect to any distribution by Holdings to holders of its capital stock. After payment of such preference amount, each share of Class A common stock and Class L common stock will participate ratably in all distributions by Holdings to holders of its capital stock.

(14) Restructuring Costs:

During the period from August 14, 2004 to December 31, 2004, the Company recorded restructuring charges of $119 related to employee termination benefits in our Mexican operations. The employee termination benefits resulted in cash payments of $119 during the period of August 14, 2004 to December 31, 2004.

During the predecessor period and in connection with Rhodia’s global strategy to reduce fixed costs and improve competitiveness in the chemicals sector, the Phosphates Business’ management commenced various restructuring plans to streamline plant operations, consolidate facilities and reduce headcount.

During the period from January 1, 2004 to August 13, 2004, the Phosphates Business recorded restructuring charges of $1,783, principally related to employee termination benefits. These actions, as well as those previously recorded, resulted in cash payments of $2,239 for employee termination benefits and facility closure costs during the period.

During 2003 and 2002, the Phosphates Business recorded restructuring charges of $2,082 and $1,675, respectively, principally related to employee termination benefits. These actions, as well as those previously recorded, resulted in cash payments of $3,363 and $4,686, respectively, for employee termination benefits and facility closure costs during 2003 and 2002. At December 31, 2003 and 2002, the Phosphates Business had $1,773 and $3,054, respectively, of accruals for employee termination benefits and facility closure costs.

The following tables reflect the changes in the restructuring reserves for the two years ended December 31, 2003. In 2003 and 2002, the Phosphates Business accrued employee termination benefits for the elimination of 64 administrative and manufacturing positions in 2003 and 50 administrative and manufacturing positions in 2002, 63 and 50 of these positions, respectively, were eliminated.

The liabilities related to the restructuring charges recorded during the predecessor periods have been retained by Rhodia.

	Employee Termination Benefits	Closure Costs	Total
2003 Restructuring Plan
New provisions	$1,852	$—	$1,852
Expenditures charged to the reserve	(1,370)	—	(1,370)

Balance, December 31, 2003	$482	$—	$482

	Employee Termination Benefits	Closure Costs	Total
2002 Restructuring Plan
New provisions	$1,590	$—	$1,590
Expenditures charged to the reserve	(1,590)	—	(1,590)

Balance, December 31, 2002	$—	$—	$—

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

	Employee Termination Benefits	Closure Costs	Total
Pre-2002 Restructuring Plans
Balance, December 31, 2001	$3,474	$2,591	$6,065
Expenditures charged to the reserve	(2,220)	(876)	(3,096)
Revisions of previous estimates	220	(135)	85

Balance, December 31, 2002	1,474	1,580	3,054
Expenditures charged to the reserve	(584)	(1,409)	(1,993)
Revisions to previous estimates	(299)	529	230

Balance, December 31, 2003	$591	$700	$1,291

	Employee Termination Benefits	Closure Costs	Total
All Restructuring Plans
Balance, December 31, 2001	$3,474	$2,591	$6,065
New provisions	1,590	—	1,590
Expenditures charged to the reserve	(3,810)	(876)	(4,686)
Revisions of previous estimates	220	(135)	85

Balance, December 31, 2002	1,474	1,580	3,054
New provisions	1,852	—	1,852
Expenditures charged to the reserve	(1,954)	(1,409)	(3,363)
Revisions to previous estimates	(299)	529	230

Balance, December 31, 2003	$1,073	$700	$1,773

(15) Pension Plans and Postretirement Benefits:

Innophos, Inc. maintains both noncontributory defined benefit pension plans and defined contribution plans that together cover substantially all U.S. and Canadian employees.

In the United States, salaried and most hourly employees are covered by a defined contribution plan with a 401(k) feature. The plan provides for employee contributions, company matching contributions, and an age-weighted annual company contribution to eligible employees. Some union-represented hourly employees are covered by a traditional defined benefit plan providing benefits based on years of service and final average pay. Both of these plans were established by Innophos, Inc. in 2004.

In Canada, salaried employees are covered by defined contribution plans which provide for company contributions as a percent of pay, employee contributions, and company matching contributions. Union-represented hourly employees are covered by a defined benefit plan providing benefits based on a negotiated benefit level and years of service. The defined contribution plans were established by Innophos, Inc. in 2004; the defined benefit plan for union-represented hourly employees is a continuation of the Rhodia Canada Inc.’s pension plan for its Port Maitland union employees, which was included in the Transaction.

Innophos, Inc. also has other postretirement benefit plans covering substantially all of its U.S. and Canadian employees. Certain employee groups covered under the plans do not receive benefits post-age 65. In the United States, the health care plans are contributory with participants’ contributions adjusted annually, and limits on the

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

company’s share of the costs; the life insurance plans are noncontributory. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant. In Canada, the plans are non-contributory.

Innophos, Inc. uses a December 31 measurement date for all of its plans. For the purposes of the following schedules, beginning of the year is August 14, 2004.

Obligations and Funded Status—U.S. Plans

At December 31

	Pension Benefits 2004	Other Benefits 2004
Change in benefit obligation
Benefit obligation at August 14, 2004	$1,915	$3,012
Service cost	97	51
Interest cost	43	68
Actuarial (gain)/loss	106	103

Benefit obligation at end of year	$2,161	$3,234

Change in plan assets
Fair value of plan assets at August 14, 2004
Funded status	$(2,161)	$(3,234)
Unrecognized net prior service cost (benefit)	1,654	2,904
Unrecognized net actuarial loss (gain)	106	103

Net amount recognized	$401	$(227)

Amounts recognized in the statement of financial position consist of:

	Pension Benefits 2004	Other Benefits 2004
Accrued benefit cost	$(730)	$(227)
Intangible assets	329	—

Net amount recognized	$(401)	$(227)

The accumulated benefit obligation for the defined benefit pension plan was $730 at December 31, 2004.

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

December 31, 2004
Projected benefit obligation	$2,161
Accumulated benefit obligation	$730
Fair value of plan assets	$—

Components of Net Periodic Benefit Cost:

	Pension Benefits 2004	Other Benefits 2004
Service cost	$98	$51
Interest cost	43	68
Amortization of prior service cost	61	108

Net periodic benefit cost	$202	$227

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Assumptions

Weighted-average assumptions used

to determine benefit obligations at

December 31

	Pension Benefits 2004	Other Benefits 2004
Discount rate	5.75%	5.75%
Rate of compensation increase	3.00%	3.00%

Weighted-average assumptions used

to determine net periodic benefit cost

for years ended December 31

	Pension Benefits 2004	Other Benefits 2004
Discount rate	6.00%	6.00%
Expected long-term return on plan assets	8.00%	N/A
Rate of compensation increase	3.00%	3.00%

Innophos, Inc.’s expected long-term rate of return on assets assumption is derived from a study conducted by our actuaries and investment managers. The study includes a review of anticipated future long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy given the anticipated requirements of the plan to determine the average rate of earnings expected on the funds invested to provide for the pension plan benefits. While the study gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on our most recent study, the expected long-term return assumption for our U.S. plan effective January 1, 2005 will remain at 8%.

Assumed health care cost trend rates at

December 31

2004
Health care cost trend rate assumed for next year	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%
Year that the rate reaches the ultimate trend rate	2010

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$1	$(1)
Effect on postretirement benefit obligation	18	(16)

Plan Assets

As of December 31, 2004, the Innophos, Inc. Pension Investment Committee was in the process of establishing an investment policy designed to achieve long-term objectives of return, while mitigating against downside risk and considering expected cash flow.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Cash Flows

Contributions

Innophos, Inc. expects to contribute $109 to its pension plan in 2005.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Other Benefits
2005	$—	$21
2006	2	44
2007	7	70
2008	16	103
2009	28	139
Years 2010-2014	494	1,239

Defined Contribution Plan—U.S.

Innophos Inc.’s expense for the defined contribution plan was $868 for 2004.

Non-U.S. Plans

Obligations and Funded Status—Canadian Plans

At December 31

	Pension Benefits 2004	Other Benefits 2004
Change in benefit obligation
Benefit obligation at August 14, 2004	$4,475	$415
Service cost	50	10
Interest cost	112	10
Benefits Paid	(86)	(2)
Actuarial (gain)/loss	586	32

Benefit obligation at end of year	$5,137	$465

Change in plan assets
Fair value of plan assets at August 14, 2004	$3,733	$0
Actual return on plan assets	93	0
Employer contributions	221	2
Benefits paid	(85)	(2)
Fair value of plan assets at end of year	3,962	0

Funded status	(1,176)	(465)
Unrecognized net transition obligation/(asset)	—	404
Unrecognized net actuarial loss (gain)	620	32

Net amount recognized	$(556)	$(29)

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Amounts recognized in the statement of financial position consist of:

	Pension Benefits 2004	Other Benefits 2004
Accrued benefit cost	$(1,176)	$(29)

Accumulated other comprehensive income	620	0
Net amount recognized	$(556)	$(29)

The accumulated benefit obligation for the defined benefit pension plan was $ 5,137 at December 31, 2004.

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

December 31 2004
Projected benefit obligation	$5,137
Accumulated benefit obligation	$5,137
Fair value of plan assets	$3,962

Components of Net Periodic Benefit Cost:

	Pension Benefits 2004	Other Benefits 2004
Service cost	$50	$10
Interest cost	112	10
Expected return on plan assets	(127)	—
Amortization of transition obligation	—	11

Net Periodic Benefit Cost	$35	$31

Additional Information

	Pension Benefits 2004	Other Benefits 2004
Increase in minimum liability included in other comprehensive income/(loss)	($620)	($32)

Assumptions

Weighted-average assumptions used

to determine benefit obligations at

December 31

	Pension Benefits 2004	Other Benefits 2004
Discount rate	6.00%	6.00%
Rate of compensation increase	—	—

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Weighted-average assumptions used

to determine net periodic benefit cost

for years ended December 31

	Pension Benefits 2004	Other Benefits 2004
Discount rate	6.50%	6.50%
Expected long-term return on plan assets	7.50%	—
Rate of compensation increase	—	—

Assumed health care cost trend rates at

December 31

2004
Health care cost trend rate assumed for next year	8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%
Year that the rate reaches the ultimate trend rate	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$3	$(2)
Effect on postretirement benefit obligation	59	(48)

Plan Assets

Innophos, Inc.’s pension plan weighted-average asset allocations at December 31, 2004 by asset category are as follows:

	Plan Assets at December 31
	2004	2003
Asset Category
Equity securities	55.5%	49.0%
Debt securities	43.9%	50.9%
Other	0.6%	0.1%
Total	100%	100%

The Pension Committee has promulgated a Statement of Investment Policies and Procedures based on the “prudent person portfolio approach” to ensure investment and administration of the assets of the Plan within the parameters set out in the Ontario Pension Benefits Act and the Regulations thereunder. Investment managers appointed by the Plan are directed to achieve a satisfactory return through a diversified portfolio consistent with acceptable risks and prudent management. In accordance with the investment and risk philosophy of the Committee, a target asset mix of 60% equities and 40% fixed income instruments has been established. Investment weightings and results are tested regularly against appropriate benchmark portfolios.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Cash Flows

Contributions

Innophos, Inc. expects to contribute $691 to its pension plan in 2005.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Other Benefits
2005	$276	$7
2006	288	10
2007	299	17
2008	300	27
2009	308	28
Years 2010-2014	1,754	161

Defined Contribution Plans—Canada

Innophos Inc.’s expense for the defined contribution plans was $41 for 2004.

Mexico

In accordance with Mexican labor law, a Mexican employee is entitled to certain termination payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. In the period from August 14, 2004 to December 31, 2004, Innophos Fosfatados de Mexico, S.A. de C.V., recorded provisions of $497 for these liabilities.

Predecessor Period

During the predecessor period, the U.S. Phosphates Business participated in Rhodia Inc.’s non-contributory, defined-benefit pension plans covering substantially all its employees. Normal retirement age is 65, however, the plans provide for early retirement. Benefits for salaried and some hourly employees are based on salary and years of service, while benefits for other hourly employees are based on negotiated benefits and years of service. In July 2003, a new defined-contribution plan was implemented in replacement of the defined-benefit pension plans for certain eligible new hires only. The defined-benefit plans will continue for current plan participants subject to the plan provisions on vesting and credited service. Current defined-benefit plan participants are eligible for continued accrual of vesting and credited service per plan provisions. In addition, the U.S. Phosphates Business participated in Rhodia Inc.’s voluntary defined-contribution plan (401(k)) that covers eligible employees.

The U.S. Phosphates Business participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant.

The U.S. Phosphates business does not have separate pension and retirement benefit plans. However, it was allocated a portion of Rhodia Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $6,275, $12,157 and $11,118, respectively.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

In Canada, the Port Maitland union employees are covered under a pension plan. Benefits are based on negotiated benefits and years of service. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested with two years of plan membership. Employees can make voluntary contributions to the plan. Information concerning the funded status of this plan and the benefit obligations are not presented as the amounts are not significant.

The Port Maitland non-union employees participate in Rhodia Canada Inc.’s pension plan. Participating employees on December 31, 2000 had the option to stay in a defined benefit portion of the plan or to join the defined contribution portion of the plan. New employees after December 31, 2000 join the defined contribution portion of the plan. The defined benefits portion of the plan is based on salary. The defined contribution portion of the plan is based on salary with a partial company match. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested over two years.

The Port Maitland employees participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees.

The Canadian Phosphates business is allocated a portion of Rhodia Canada Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004, 2003 and 2002 was $850, $1,414 and $1,300, respectively.

In accordance with Mexican labor law, a Mexican employee is entitled to certain termination payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. In the period from January 1, 2004 to August 13, 2004, 2003 and 2002, Rhodia Fosfatados de Mexico, S.A. de C.V., recorded provisions of $211, $208 and $688, respectively, for these liabilities.

(16) Income Taxes:

	Successor		Predecessor		Predecessor		Predecessor
	For the period from August 14, 2004 to December 31, 2004		For the period from January 1, 2004 to August 13, 2004		2003		2002
	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)
U.S.	$(5,142)	$90	$16,180	$6,230	$33,166	$13,666	$50,969	$19,777
Canada/Mexico	661	(3,796)	8,082	2,724	(21,305)	(2,421)	2,655	(498)

Total	$(4,481)	(3,706)	$24,262	$8,954	$11,861	$11,245	$53,624	$19,279

Current income taxes		$135		$8,802		$12,491		$17,282
Deferred income taxes		(3,841)		152		(1,246)		1,997

Total		$(3,706)		$8,954		$11,245		$19,279

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

A reconciliation of the U.S. statutory rate and income taxes follows:

	Successor	Predecessor	Predecessor	Predecessor
	For the period from August 14, 2004 to December 31, 2004	For the period from January 1, 2004 to August 13, 2004	2003	2002
Income tax expense/(benefit) at the U.S. statutory rate	$(1,568)	$8,492	$4,151	$18,768
State income taxes	15	596	1,281	1,931
Nondeductible goodwill impairment	—	—	6,160	—
Foreign tax rate differential	491	(105)	(1,124)	(1,427)
Change in valuation allowance	1,839	—
Non-deductible permanent items	32	(29)	777	7
Change in tax rates	(4,515)

Provision (Benefit) for income taxes	$(3,706)	$8,954	$11,245	$19,279

Deferred tax (assets)/ liabilities consist of the following:

	Successor	Predecessor
	2004	2003
Fixed assets	$24,508	$54,831
Intangibles	(443)	7,989
Inventories	5,507	2,011
Other	(312)	(1,226)
Tax losses	(5,230)	(9,893)
Accrued liabilities	(1,922)	(5,736)
Valuation allowance	5,557	6,308

Net deferred tax liabilities	$27,665	$54,284

On October 22, 2004, the President of the United States signed the American Jobs Creation Act of 2004 (the Act). The Act creates a temporary opportunity for U.S. corporations to repatriate certain foreign earnings by providing an 85 percent deduction for certain dividends received from controlled foreign corporations, provided certain criteria are met. The deduction is subject to a number of limitations, and, as such, the Company is not yet in a position to decide on whether, and to what extent, the Company might repatriate foreign earnings under the Act. We expect to finalize our assessment during 2005.

As of December 31, 2004, income taxes were not provided on unremitted earnings of $ 4,909 as these earnings are expected to be permanently reinvested internationally.

The legal entities that comprise the Mexican operations file separate tax returns and have aggregate tax loss carry forwards of $11,965 as of December 31, 2004. A valuation allowance of $3,594 has been recorded for the total Mexican deferred tax assets due to the uncertainty of future profitable operations in these legal entities. Therefore, management does not believe it is more likely than not that such assets will be utilized. In addition, the US operations have tax loss carry forwards of $5,131 as of December 31, 2004. A valuation allowance of $1,963 is provided for the total net US deferred tax assets due to the uncertainty of future profitable operations and therefore, management does not believe it is more likely than not that such assets will be utilized.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

On January 1, 2005, significant changes to the Mexican Income Tax law came into effect. The corporate income tax rate was reduced from 33% in 2004 to 30% in 2005 and subsequent rate reductions of 1% each of the following two years. Our Mexican operations deferred tax liabilities were reduced by $4,515 thereby resulting in an income tax benefit, as a result of this Mexican income tax law change.

Income taxes paid for the period August 14, 2004 to December 31, 2004 were $708.

(17) Commitments and Contingencies:

Leases

Under agreements expiring through 2010, the Company leases railcars and other equipment under various operating leases. Rental expense in the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004, 2003 and 2002 was $1,394, $2,346, $6,018 and $5,091, respectively. Minimum annual rentals for all operating leases are:

Year Ending	Lease Payments
2005	$3,877
2006	3,155
2007	2,496
2008	1,905
2009	1,570
Thereafter	$1,151

Purchase Commitments

The Company has a raw material supply contract with an initial term through 2018, with an automatic five-year renewal term at prices established annually based on a formula. The minimum annual purchase obligation, at current prices, approximates $41 million.

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the items listed below, the Company is not aware of material environmental liabilities which are reasonably probable and estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that amounts accrued may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group under which the Company acquired the Phosphates Business and related assets, the Company has

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.3-$2.7 million. The remedial action plan has yet to be defined, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $0.7 million in cost of goods sold as of December 31, 2004.

During the predecessor periods, the environmental remediation efforts resulted in cash payments of $1, $155 and $129 in the period from January 1, 2004 to August 13, 2004, 2003 and 2002, respectively. The Phosphates Business’ accrual for environmental liabilities was $6,138 at December 31, 2003.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission (“CNA”) demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant.

At current exchange rates the basic CNA claims total approximately $37.5 million. There are also CNA claims for interest, inflation adjustments and penalties under the Mexican Federal Tax Code of approximately $99.4 million, resulting in an approximate total claim amount of $136.9 million at current exchange rates. Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims and is vigorously defending the matter.

We believe that we are indemnified against such CNA claims, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the closing date under the terms of the sale agreement with Rhodia, from whom Innophos was purchased on August 13, 2004. On November 8, 2004, we sent Rhodia a formal notice asserting our contractual rights of indemnification with respect to the CNA claims, asserting that Innophos is entitled to full indemnification without limitation. On November 24, 2004, Rhodia agreed to assume control of the defense of the CNA claims and acknowledged responsibility for such claims, but under a reservation of rights, and asserting that the applicable indemnification under the purchase and sale agreement would be for breach of representations and warranties, and that all of our claims should be subject to a deductible amount of $15.9 million and a cap of $79.5 million above that deductible amount. We believe that we should be fully indemnified by Rhodia for the CNA claims under the terms of the purchase and sale agreement. On December 16, 2004, Innophos sued Rhodia in New York state court seeking a determination that we are entitled to full indemnification under the purchase and sale agreement. Innophos has filed a motion for summary judgment, and the parties completed briefing as of March 7, 2005. The motion is pending.

On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims. In the event the CNA does not grant the relief requested, it is possible that Fosfatados will need to challenge the CNA claims through the Mexican tax court system. A guarantee for the full amount of the matter in dispute, which approximates $153 million with inflation and surcharge values projected to June 2006, will be

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

required by June 17, 2005. We believe the posting of such guarantee is an obligation of Rhodia as part of its defense and indemnification obligation. The motion for summary judgment filed in New York seeks a declaration that Rhodia is obligated to pledge any necessary guarantee. Rhodia has denied such responsibility and, therefore, unless the New York court has ruled otherwise, it is possible that Innophos Fosfatados will have to post the guarantee, most likely at least in part by placing a lien upon certain fixed assets (lienable value is 75% of appraised value) and other financial commitments in accordance with applicable law. Fosfatados is in the process of securing the appraisals needed to support such claim in the event Rhodia breaches what Innophos believes to be Rhodia’s obligation to post the guarantee. In the event Fosfatados could not meet all of those guarantee obligations under such circumstances, it is possible that the Mexican Ministry of Finance could impose additional liens upon or seize certain Fosfatados’ assets.

A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event of a final adverse ruling, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as charges for periods after 2002, which management estimates at approximately $2.1 million per year under current operating conditions of additional basic charges excluding interest, inflation adjustments, and penalties). To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of December 31, 2004. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partial or full) under the indemnification rights in the purchase and sale agreement.

Mexican Water Recycling System

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility. The agreement with the CNA required such action plans be completed by December 31, 2004. Under the terms of the agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complies with the applicable requirements of the agreement. Management is advised by Mexican environmental counsel that compliance with the discharge limits aspect of the CNA agreement should be based upon limits which have already been issued and upon revised limits which are expected to be issued in the near future by the CNA.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October, 2004, that such discharges do not adversely impact the receiving water

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October, 2004, Fosfatados filed a petition with CNA to reflect the results of the university study and to revise discharge limits to levels which the now-improved operations can satisfy. In May 2005, Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and annexes known as Particular Discharge Conditions) granting partial relief for all discharge limits, except with respect to heavy metals. The requested relief regarding heavy metals limits was contained in a second technical package issued by the CNA central office to the CNA regional office, but which arrived after the Concession Title was required under applicable procedure to be completed and delivered to Innophos Fosfatados. We are following the procedure suggested by CNA regional officials to seek administrative review of the Concession Title, and are verbally informed by such officials that the Concession Title will be amended to reflect full relief as to all discharge limits, including heavy metals.

Although we believe that it is probable that we will be able to satisfy permitted discharge limits when they are finally determined by CNA, CNA could nevertheless establish discharge limits which are unattainable. CNA regional officials have stated their position that compliance with the agreement will be determined by reference to prior discharge limits. Consequently, while Mexican environmental counsel has advised us that compliance should be determined upon new, revised discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was and is not in compliance with the terms of its agreement with CNA for the duration of the agreement. In the event Innophos Fosfatados were found not to be in compliance with the agreement’s terms and deadlines, the exempted duties and related charges through December 31, 2004, would be reinstated. Innophos Fosfatados management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.3 million (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $12.2 million. Management believes that the above amounts represent the upper range of possible damages based on a finding of noncompliance. The estimates above for exempted duties, charges and penalties are based on a finding that Innophos Fosfatados exceeded applicable discharge limits related to pH levels. If violations instead are based on different discharge limits, such as discharge limits relating to phosphorous, the estimated ranges of estimated exempted duties, charges and penalties above could be significantly reduced. Management does not currently know whether any finding of noncompliance will be made by CNA regional officials and what discharge limits would constitute the basis for such a finding, if any.

Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. In addition, if Innophos Fosfatados could not fully comply with its permit limits, although based upon the university study there would be no adverse impact on the environment, ongoing duties and related charges would be payable, in the estimated amount of $0.2 million per year.

Other Legal Matters

In connection with the transaction creating the Company, upon the closing of the transaction Innophos, Inc. and various Rhodia entities entered into Sales Representative Agreements for the sale of certain Innophos, Inc. products in various countries (other than North America). On September 29, 2004, Innophos, Inc. issued notices of termination under all such agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the Agreements, totaling approximately $1.4 million. The Company believes the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3 thousand. The Company believes it has meritorious defenses, and intends to contest liability vigorously.

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

A major STPP customer has threatened during 2003 to make a claim in the amount of U.S. $1.7 million against us with respect to alleged product defects related to our supply of STPP. This customer has alleged that it received shipments that had copper levels in a higher concentration than permitted under its specifications. We disputed these allegations. We placed our supplier, Astaris, on notice of the aforementioned claim, and we intend to seek a partial offset from them in the event a product defect is established pursuant to the sales contract between Astaris and Rhodia dated January 1, 2003.

Rhodia Fosfatados de Mexico S.A. de C.V. had been involved in a tax claim for the alleged wrongful importation of oleum/sulphuric acid. The Mexican tax authorities were granted a lien over certain Coatzacoalcos assets (land, buildings and equipment) valued at $43 million. In April 2004, this claim was settled in favor of Rhodia Fosfatados de Mexico S.A. de C.V., and the lien was removed from these assets in December 2004.

In addition, we are party to numerous legal proceedings that arise in the ordinary course of our business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

(18) Financial Instruments and Concentration of Credit Risks:

The senior credit facility borrowings are at variable rates of interest and, therefore, the Company’s management believes that the carrying amount approximates fair market value.

The carrying value of our senior subordinated notes is $190 million and the quoted fair value at December 31, 2004 based on quoted market prices (excluding accrued interest) is approximately $205 million.

The Company did not hedge its commodity, currency or interest rate risks at December 31, 2004.

The Company believes that its concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. The ten largest customers accounted for 36%, 40%, 37% and 34%, respectively, of net sales in the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004, 2003 and 2002, and the largest customer accounted for 8% of net sales in the period from August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004, 2003 and 2002, respectively.

(19) Valuation Allowances:

Valuation allowances as of December 31 2004, August 13, 2004, and December 31, 2004 and the changes in the valuation allowances for the period August 14, 2004 to December 31, 2004, January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 are as follows:

Successor

	Balance, August 14, 2004	Charged/ (credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2004
Deferred taxes valuation allowances	$4,749	$1,608	$—	$(800)	$5,557
Allowance for doubtful accounts	2,089	225	—	—	2,314

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Predecessor

	Balance, December 31, 2003	Charged/ (credited) to costs and expenses	Deductions (Bad debts)	Balance, August 13, 2004
Deferred taxes valuation allowances	$6,308	$—	$—	$6,308
Allowance for doubtful accounts	2,821	956	(305)	3,472

	Balance, December 31, 2002	Charged/ (credited) to costs and expenses	Deductions (Bad debts)	Balance, December 31, 2003
Deferred taxes valuation allowances	$6,642	$(334)	$—	$6,308
Allowance for doubtful accounts	2,532	396	(107)	2,821

	Balance, December 31, 2001	Charged/ (credited) to costs and expenses	Deductions (Bad debts)	Balance, December 31, 2002
Deferred income tax valuation allowances	$5,694	$948	$—	$6,642
Allowance for doubtful accounts	2,738	155	(361)	2,532

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(20) Segment Reporting:

The company discloses certain financial and supplementary information about its reportable segments, revenue by products and revenues by geographic area. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker is Sales and EBITDA. The Company reports its operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

For the period August 14, 2004 to December 31, 2004

	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$127,208	$66,923	$11,476		$205,607
Intersegment sales	12,578	16,835	21,022	(50,435)	—
EBITDA	$13,373	$7,986	$2,211		$23,570

Reconciliation of EBITDA to net income (loss)
EBITDA					$23,570
Depreciation and Amortization					18,057
Interest expense, net					9,994
Income tax expense (benefit)					(3,706)

Net Income (loss)					$(775)

Capital expenditures	$1,676	$2,247	$123	—	$4,046
Long-lived assets	173,875	141,891	17,783	—	333,549
Total assets	$579,254	$258,556	$46,638	—	$884,448
Reconciliation of total assets to reported assets
Total assets	$579,254	$258,556	$46,638	—	$884,448
Eliminations	(235,303)	(8,039)	(10,215)	—	(253,557)

Reported assets	$343,951	$250,517	$36,423	—	$630,891

For the period January 1, 2004 to August 13, 2004

	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$204,471	$108,364	$19,886		$332,721
Intersegment sales	9,568	21,836	30,129	(61,533)	—
EBITDA	$29,076	$18,246	$3,046		$50,368

Reconciliation of EBITDA to net income (loss)
EBITDA					$50,368
Depreciation and Amortization					23,008
Interest expense, net					3,098
Income tax expense (benefit)					8,954

Net Income					$15,308

Capital expenditures	$703	$1,690	$352	—	$2,745

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

For the year ended December 31, 2003

	United States	Mexico	Canada	Eliminations	Total
Sales	$322,763	$154,995	$26,162		$503,920
Intersegment sales	23,682	26,279	48,074	(98,035)	—
EBITDA	$47,844	$14,942	$1,854		$64,640

Reconciliation of EBITDA to net income (loss)
EBITDA					$64,640
Depreciation and Amortization					31,828
Asset Impairment					17,600
Interest expense, net					3,351
Income tax expense (benefit)					11,245

Net Income (Loss)					$616

Capital expenditures	$8,647	$3,943	$517	—	$13,107
Long-lived assets	114,495	169,971	13,769	—	298,235
Total assets	$268,324	$249,566	$61,573	—	$579,463
Reconciliation of total assets to reported assets
Total assets	$268,324	$249,566	$61,573	—	$579,463
Eliminations and adjustments	221	(9,688)	—	—	(9,467)

Reported assets	$268,545	$239,878	$61,573	—	$569,996

For the year ended December 31, 2002

	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$308,748	$179,690	$23,368		$511,806
Intersegment sales	13,641	12,936	44,357	(70,934)	—
EBITDA	$65,606	$19,979	$2,360		$87,945

Reconciliation of EBITDA to net income (loss)
EBITDA					$87,945
Depreciation and Amortization					30,146
Interest expense, net					4,175
Income tax expense (benefit)					19,279

Net Income					$34,345

Capital expenditures	$3,711	$7,741	$1,105		$12,557

Product Revenues

	For the period August 14, 2004 to December 31, 2004	For the period January 1, 2004 to August 13, 2004	2003	2002
Purified Phosphoric Acid	$44,604	$69,666	$104,847	$107,795
Specialty Salts and Acids	98,835	168,940	262,500	265,113
STPP	42,970	63,858	101,397	78,842
Other	19,198	30,257	35,176	60,056

Total	$205,607	$332,721	$503,920	$511,806

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Geographic Information

	Revenues
	For the period August 14, 2004 to December 31, 2004	For the period January 1, 2004 to August 13, 2004	2003	2002
US	$122,621	$194,254	$295,614	$286,694
Mexico	41,221	64,326	100,986	115,542
Canada	12,738	19,435	27,314	25,384
Other foreign countries	29,027	54,706	80,006	84,186

Total	$205,607	$332,721	$503,920	$511,806

Revenues for the geographic information are attributed to geographic areas based on the destination of the sale.

Intersegment sales are recorded based on established transfer price

Long-lived assets include property, plant and equipment

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(21) Condensed Combining Financial Statements:

The following condensed combined financial data is presented to segregate the assets, liabilities, and results of operations and cash flows of the US operations (the “Guarantors”) and the Canadian and Mexican operations (the “Nonguarantors”). Innophos Inc. has issued debt and the Guarantor subsidiary is 100% wholly owned subsidiary of Innophos Inc. The non-guarantors are 100% wholly-owned subsidiaries of the guarantors. Innophos, Inc. and the guarantor subsidiary will fully and unconditionally and joint and severally, guarantee the Company’s obligations under the Company’s senior credit facility and Innophos, Inc.’s senior subordinated notes due 2014. Investments in subsidiaries are accounted for by the guarantor using the equity method of accounting. The nonguarantors are presented on a combined basis. The principal combining adjustments are to eliminate intercompany balances and transactions.

The condensed financial data is presented for Innophos, Inc., our wholly-owned subsidiary, only, and the financial statements of Innophos, Inc. do not reflect the issuance by Innophos Investments Holdings, Inc. of its Floating Rate Senior Notes due 2015. Innophos, Inc. and its subsidiaries do not guarantee the Floating Rate Senior Notes due 2015 of Innophos Investments Holdings, Inc. Innophos, Inc. is a separate registrant and its financial statements are filed separately.

Condensed Consolidated Balance Sheets

As of December 31, 2004

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non-guarantor Subsidiaries	Adjustments and Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$11,289	$—	$1,473	$—	$12,762
Accounts receivable	51,185	—	42,486	(27,347)	66,324
Inventories	36,306	—	30,257	—	66,563
Other current assets	13,647	—	10,950	(4,620)	19,977

Total current assets	112,427	—	85,166	(31,967)	165,626
Property, plant and equipment, net	173,875	—	159,674	—	333,549
Goodwill	7,237	—	43,614	—	50,851
Investment in subsidiaries	73,259	41,243	—	(114,502)	—
Intercompany notes	148,331	—	—	(148,331)	—
Intangibles and other assets, net	64,125	—	16,740	—	80,865

Total	$579,254	$41,243	$305,194	$(294,800)	$630,891

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$1,780	$—	$4,620	$(4,620)	$1,780
Accounts payable	29,916	—	37,499	(27,347)	40,068
Other current liabilities	25,838	—	9,884	—	35,722

Total current liabilities	57,534	—	52,003	(31,967)	77,570
Long-term debt	382,775	—	148,331	(148,331)	382,775
Other long-term liabilities	220	—	31,601	—	31,821
Total stockholder’s equity	138,725	41,243	73,259	(114,502)	138,725

Total	$579,254	$41,243	$305,194	$(294,800)	$630,891

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Balance Sheets

December 31, 2003

(In thousands)

PREDECESSOR PERIOD	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
ASSETS
Current assets:
Cash and cash equivalents	$2	$3,343	$—	$3,345
Accounts receivable	22,322	40,055	(9,688)	52,689
Inventories	32,626	29,002	221	61,849
Other current assets	5,692	12,849	—	18,541

Total current assets	60,642	85,249	(9,467)	136,424
Property, plant and equipment, net	114,495	183,740	—	298,235
Goodwill	71,986	38,595	—	110,581
Intangibles and other assets, net	21,422	3,334	—	24,756

Total	$268,545	$310,918	$(9,467)	$569,996

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Short-term borrowings and current portion of long-term debt	$41,345	$166,936	$—	$208,281
Accounts payable	24,301	21,820	(9,688)	36,433
Other current liabilities	5,329	8,071	—	13,400

Total current liabilities	70,975	196,827	(9,688)	258,114
Long-term debt	1,660	—	—	1,660
Other long-term liabilities	23,221	46,428	—	69,649
Owner’s net investment	172,689	67,663	221	240,573

Total	$268,545	$310,918	$(9,467)	$569,996

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Consolidated Statements of Operations

For the period of August 14, 2004 to December 31, 2004

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary		Non-guarantor Subsidiaries	Adjustments and Eliminations	Total
Net sales	$139,786	$		$116,256	$(50,435)	$205,607
Cost of goods sold	118,617			109,386	(50,435)	177,568

Gross profit	21,169		—	6,870	—	28,039

Operating expenses:
Selling, general and administrative expenses and R&D	16,137		—	3,734	—	19,871
In-process R&D	1,200		—	—	—	1,200
Restructuring and environmental costs	—		—	119	—	119
Other operating expenses	—		—	—	—	—

Total operating expenses	17,337		—	3,853	—	21,190

Operating income	3,832			3,017		6,849
Interest expense	9,426		—	1,639	—	11,065
Foreign exchange losses	—		—	315	—	315
Other expense (income), net	—		—	(50)	—	(50)
Equity income	(4,909)		(4,221)	—	9,130	—

Income (loss) before income taxes	(685)		4,221	1,113	(9,130)	(4,481)
Provision (benefit) for income taxes	90		—	(3,796)	—	(3,706)

Net income (loss)	$(775)		$4,221	$4,909	$(9,130)	$(775)

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Statements of Operations

For the period January 1, 2004 to August 13, 2004

(In thousands)

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Net sales	$214,039	$180,215	$(61,533)	$332,721
Cost of goods sold	174,443	163,667	(61,096)	277,014

Gross profit	39,596	16,548	(437)	55,707

Operating expenses:
Selling, general and administrative expenses	20,584	5,397	—	25,981
Restructuring costs	1,727	56	—	1,783
Asset securitization, net	(66)	—	—	(66)

Total operating expenses	22,245	5,453	—	27,698

Operating income	17,351	11,095	(437)	28,009
Interest expense	1,006	2,092	—	3,098
Foreign exchange losses	—	627	—	627
Other expense, net	(57)	79	—	22

Income before income taxes	16,402	8,297	(437)	24,262
Provision for income taxes	6,305	2,797	(148)	8,954

Net income (loss)	$10,097	$5,500	$(289)	$15,308

Condensed Combining Statements of Operations

Year Ended December 31, 2003

(In thousands)

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Net sales	$346,445	$255,510	$(98,035)	$503,920
Cost of goods sold	276,527	244,643	(98,256)	422,914

Gross profit	69,918	10,867	221	81,006

Operating expenses:
Selling, general and administrative expenses	34,504	8,764	—	43,268
Goodwill impairment	—	17,600	—	17,600
Restructuring	1,529	553	—	2,082
Asset securitization, net	963	—	—	963

Total operating expenses	36,996	26,917	—	63,913

Operating income	32,922	(16,050)	221	17,093
Interest expense	127	3,224	—	3,351
Foreign exchange losses	—	1,735	—	1,735
Other expense, net	27	119	—	146

Income before income taxes	32,768	(21,128)	221	11,861
Provision for income taxes	13,531	(2,361)	75	11,245

Net income (loss)	$19,237	$(18,767)	$146	$616

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Statements of Operations

Year Ended December 31, 2002

(In thousands)

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Net sales	$322,389	$260,351	$(70,934)	$511,806
Cost of goods sold	237,318	238,608	(69,877)	406,049

Gross profit	85,071	21,743	(1,057)	105,757

Operating expenses:
Selling, general and administrative expenses	31,240	12,974	—	44,214
Restructuring	410	1,265	—	1,675
Asset securitization, net	1,776	—	—	1,776

Total operating expenses	33,426	14,239	—	47,665

Operating income	51,645	7,504	(1,057)	58,092
Interest expense	160	4,015	—	4,175
Foreign exchange losses	—	207	—	207
Other expense, net	2	84	—	86

Income before income taxes	51,483	3,198	(1,057)	53,624
Provision for income taxes	19,952	(314)	(359)	19,279

Net income (loss)	$31,531	$3,512	$(698)	$34,345

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Consolidating Statements of Cash Flows

For the period August 14, 2004 to December 31, 2004

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non-guarantor Subsidiaries	Adjustments and Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(775)	$4,221	$4,909	$(9,130)	$(775)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,612	—	7,445	—	18,057
Deferred income taxes/(benefit)	68	—	(3,909)	—	(3,841)
Equity income in non-guarantor subsidiaries	(4,909)	(4,221)	—	9,130	—
Non-cash activities, In process R&D	1,200	—	—	—	1,200
Non-cash activities, inventory adjustment	5,149	—	1,251	—	6,400
Changes in assets and liabilities:
(Increase) in accounts receivable	(51,185)	—	(25,724)	27,347	(49,562)
(Increase) in inventories	(4,413)		(2,221)		(6,634)
(Increase) in other current assets	(5,826)	—	(7,293)	—	(13,119)
(Decrease) in accounts payable	29,916	—	21,846	(27,347)	24,415
Increase in other current liabilities	18,631	—	(83)	—	18,548
Changes in other long-term assets and liabilities, net	(732)	—	668	—	(64)

Net cash provided by operating activities	(2,264)	—	(3,111)	—	(5,375)

Cash flows from investing activities:
Capital expenditures	(1,676)	—	(2,370)	—	(4,046)
Acquisition of Phosphates Business	(275,512)	—	(197,894)	—	(473,406)
Costs of acquisition	(8,687)	—	(293)	—	(8,980)

Net cash (used for) investing activities	(285,875)	—	(200,557)	—	(486,432)

Cash flows from financing activities:
Net change in borrowings with Innophos Inc.	—	—	152,951	(152,951)	—
Advances to subsidiaries	(152,951)	—	—	152,951	—
Borrowings from revolving lines of credit	18,500	—	—	—	18,500
Capital contribution	139,923	—	—	—	139,923
Capital contribution—subsidiaries	(50,673)		50,673		—
Proceeds from issuance of long-term bonds	190,000	—	—	—	190,000
Proceeds from term loans	178,000	—	—	—	178,000
Principal payment of term loan	(445)	—	—	—	(445)
Repayment of revolver	(1,500)	—	—	—	(1,500)
Deferred financing costs	(21,426)	—	—	—	(21,426)

Net cash (used for) financing activities	299,428	—	203,624	—	503,052

Net change in cash	11,289	—	(44)	—	11,245
Cash and cash equivalents at beginning of period	—	—	1,517	—	1,517

Cash and cash equivalents at end of period	$11,289	$—	$1,473	$—	$12,762

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Statements of Cash Flows

For the period January 1, 2004 to August 13, 2004

(In thousands)

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Cash flows from operating activities:
Net income	$10,097	$5,500	$(289)	$15,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,279	10,903	—	22,182
Deferred income taxes/(benefit)	117	35	—	152
Profit sharing	—	(23)	—	(23)
Changes in assets and liabilities:
(Increase) in accounts receivable	(6,827)	13,317	(8,433)	(1,943)
Decrease in inventories	(457)	1,243	658	1,444
(Increase) in other current assets	194	(4,609)	—	(4,415)
Increase in accounts payable	(1,599)	230	8,433	7,064
Increase in other current liabilities	4,138	1,480	—	5,618
Changes in other long-term assets and liabilities, net	(1,311)	19	—	(1,292)

Net cash provided by operating activities	15,631	28,095	369	44,095

Cash flows from investing activities:
Capital expenditures	(703)	(2,042)	—	(2,745)
Other investing activities	—	112	—	112

Net cash (used for) investing activities	(703)	(1,930)	—	(2,633)

Cash flows from financing activities:
Net change in borrowings from Rhodia	—	(4,394)	—	(4,394)
Repayments to banks and other	(1,338)	(15,666)	—	(17,004)
Net reduction in advances from Rhodia	(13,589)	(7,931)	(369)	(21,889)

Net cash (used for) financing activities	(14,927)	(27,991)	(369)	(43,287)

Net change in cash	1	(1,826)	—	(1,825)
Cash and cash equivalents at beginning of year	2	3,343	—	3,345

Cash and cash equivalents at end of year	$3	$1,517	$—	$1,520

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Statements of Cash Flows

Year Ended December 31, 2003

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Cash flows from operating activities:
Net income	$19,237	$(18,767)	$146	$616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,746	17,100	—	30,846
Goodwill impairment	—	17,600	—	17,600
Deferred income taxes/(benefit)	1,521	(2,767)	—	(1,246)
Profit sharing	—	208	—	208
Changes in assets and liabilities:
(Increase) in accounts receivable	(6,253)	90	2,001	(4,162)
Decrease in inventories	496	5,573	(1,278)	4,791
(Increase) in other current assets	(2,093)	(4,559)	—	(6,652)
(Decrease) in accounts payable	(110)	(8,012)	(2,001)	(10,123)
(Decrease) in other current liabilities	1,417	(6,597)	—	(5,180)
Changes in other long-term assets and liabilities, net	(195)	(155)	—	(350)

Net cash provided by operating activities	27,766	(286)	(1,132)	26,348

Cash flows from investing activities:
Capital expenditures	(8,647)	(4,460)	—	(13,107)
Proceeds from sales of assets	455	60	—	515
Other investing activities	(80)	(1)	—	(81)

Net cash (used for) investing activities	(8,272)	(4,401)	—	(12,673)

Cash flows from financing activities:
Net change in borrowings with Rhodia	—	633	—	633
Borrowings from banks and other	—	16,766	—	16,766
Repayments to banks and other	(335)	(13,793)	—	(14,128)
Net reduction in advances from Rhodia	(19,167)	4,891	1,132	(13,144)
Change in book overdrafts	10	(467)	—	(457)

Net cash (used for) financing activities	(19,492)	8,030	1,132	(10,330)

Net change in cash	2	3,343	—	3,345
Cash and cash equivalents at beginning of year	—	—	—	—

Cash and cash equivalents at end of year	$2	$3,343	$—	$3,345

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

Condensed Combining Statements of Cash Flows

Year Ended December 31, 2002

	Predecessor Period
	Guarantor Operations	Non-guarantor Operations	Adjustments and Eliminations	Combined Operations
Cash flows from operating activities:
Net income	$31,531	$3,512	$(698)	$34,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,718	15,126	—	27,844
Deferred income taxes/(benefit)	2,660	(663)	—	1,997
Profit sharing	—	688	—	688
Changes in assets and liabilities:
(Increase) in accounts receivable	1,562	(2,817)	3,002	1,747
Decrease in inventories	(2,956)	6,522	2,234	5,800
Decrease in other current assets	(26)	(697)	—	(723)
Increase in accounts payable	4,604	3,599	(3,002)	5,201
(Decrease) in other current liabilities	(11,490)	(6,108)	—	(17,598)
Changes in other long-term assets and liabilities, net	202	(184)	—	18

Net cash provided by operating activities	38,805	18,978	1,536	59,319

Cash flows from investing activities:
Capital expenditures	(3,711)	(8,846)	—	(12,557)
Proceeds from sales of assets	1,134	—	—	1,134
Other investing activities	(849)	(1,518)	—	(2,367)

Net cash (used for) investing activities	(3,426)	(10,364)	—	(13,790)

Cash flows from financing activities:
Net change in borrowings with Rhodia	—	7,689	—	7,689
Borrowings from banks and other	—	16,193	—	16,193
Repayments to banks and other	(315)	(12,792)	—	(13,107)
Net reduction in advances from Rhodia	(35,065)	(20,302)	(1,536)	(56,903)
Change in book overdrafts	(10)	467	—	457

Net cash (used for) financing activities	(35,390)	(8,745)	(1,536)	(45,671)

Net change in cash	(11)	(131)	—	(142)
Cash and cash equivalents at beginning of year	11	131	—	142

Cash and cash equivalents at end of year	$—	$—	$—	$—

INNOPHOS, INC. AND SUBSIDIARIES

Notes to Consolidated and Combined Financial Statements—(Continued)

(In thousands, except where noted)

(22) Quarterly information (unaudited):

	2003 quarters ended
	Predecessor
	March 31	June 30	September 30	December 31		Total
Net sales	$129,399	$130,734	$127,971	$115,816		$503,920
Gross profit	19,479	18,336	21,170	22,021		81,006
Net Income (loss)	$4,220	$4,796	$4,186	$(12,586	)(a)	$616

	2004 periods ended
	Predecessor	Predecessor	Predecessor	Successor		Successor
	March 31	June 30	For the period July 1, 2004 to August 13, 2004	For the period August 14, 2004 to September 30, 2004		December 31
Net sales	$132,745	$135,029	$64,947	$72,140		$133,467
Gross profit	23,072	23,357	9,278	8,510		19,529
Net Income (loss)	$6,174	$6,110	$3,024	$(916	)(b)	$141	(c)

(a)	Includes goodwill impairment charge of $17,600
(b)	Includes in-process R&D charge of $1,200 and $4,700 of inventory fair value step-up which increased our cost of goods sold.
(c)	Includes $1,700 of inventory fair value step-up which increased our cost of goods and $4,515 income tax benefit in our Mexican operations as a result of changes in the Mexican income tax law.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Balance Sheets (Unaudited)

(In thousands)

	Consolidated Successor	Consolidated Successor
	September 30, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$67,299	$12,762
Accounts receivable—trade	55,586	66,324
Inventories	70,737	66,563
Other current assets	22,059	19,977

Total current assets	215,681	165,626
Property, plant and equipment, net	310,301	333,549
Goodwill	47,263	50,851
Intangibles and other assets, net	79,342	80,865

Total assets	$652,587	$630,891

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current portion of long-term debt	$24,306	$1,780
Accounts payable—trade	25,967	40,068
Other current liabilities	57,301	35,722

Total current liabilities	107,574	77,570

Long-term debt	501,139	382,775
Other long-term liabilities	27,143	31,821

Total liabilities	635,856	492,166

Commitments and contingencies (see note 11)

Stockholder’s equity	16,731	138,725

Total stockholder’s equity	16,731	138,725

Total liabilities and stockholder’s equity	$652,587	$630,891

See notes to condensed consolidated and combined financial statements

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Operations (Unaudited)

(In thousands)

	Consolidated Successor	Consolidated Successor	Combined Predecessor
	Three months ended September 30, 2005	August 14, 2004 Through September 30, 2004	July 1, 2004 Through August 13, 2004
Net sales	$133,931	$72,140	$64,947
Cost of goods sold	111,254	63,630	55,669

Gross profit	22,677	8,510	9,278

Operating expenses:
Selling, general and administrative	10,443	5,419	4,273
R&D Expenses	587	294	240
In-process R&D	—	1,300	—
Restructuring	—	—	77

Total operating expenses	11,030	7,013	4,590

Operating income	11,647	1,497	4,688
Interest expense, net	11,981	3,604	736
Foreign exchange losses (gains)	(334)	(70)	(141)
Other expense (income), net	(90)	(11)	67

Income (loss) before income taxes	90	(2,026)	4,026
Provision (benefit) for income taxes	1,873	(1,110)	1,002

Net income (loss)	$(1,783)	$(916)	$3,024

	Consolidated Successor	Consolidated Successor	Combined Predecessor
	Nine months ended September 30, 2005	August 14, 2004 Through September 30, 2004	January 1, 2004 Through August 13, 2004
Net sales	$406,118	$72,140	$332,721
Cost of goods sold	335,119	63,630	277,014

Gross profit	70,999	8,510	55,707

Operating expenses:
Selling, general and administrative	38,112	5,419	22,809
R&D Expenses	1,706	294	3,106
In-process R&D	—	1,300	—
Restructuring	—	—	1,783

Total operating expenses	39,818	7,013	27,698

Operating income	31,181	1,497	28,009
Interest expense, net	33,563	3,604	3,098
Foreign exchange losses (gains)	(374)	(70)	627
Other expense (income), net	(358)	(11)	22

Income (loss) before income taxes	(1,650)	(2,026)	24,262
Provision (benefit) for income taxes	4,857	(1,110)	8,954

Net income (loss)	$(6,507)	$(916)	15,308

See notes to condensed consolidated and combined financial statements

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Stockholders Equity (Unaudited)

(In thousands)

	Common Stock	Retained (Deficit)	Paid-in Capital	Accumulated Other Comprehensive (Loss)	Total Shareholders Equity
Successor—Consolidated
Balance, December 31, 2004	—	$(775)	$139,923	$(423)	$138,725

Issuance of common stock			$100		$100
Exchange of Innophos, Inc. common stock for Innophos Investments Holdings, Inc. common stock (see note 1)			$—		$—
Distribution to stockholders			$(115,587)		$(115,587)
Net income (loss)	—	$(6,507)	—	—	$(6,507)

Balance, September 30, 2005	—	$(7,282)	$24,436	$(423)	$16,731

See notes to condensed consolidated and combined financial statements

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Statements of Cash Flows (Unaudited)

For the nine months ended

(In thousands)

	Consolidated Successor	Consolidated Successor	Combined Predecessor
	September 30, 2005	August 14, 2004 Through September 30, 2004	January 1, 2004 Through August 13, 2004
Cash flows from operating activities:
Net income (loss)	$(6,507)	$(916)	$15,308
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36,733	6,040	22,182
Deferred income taxes/(benefit)	(1,733)	(1,248)	152
Deferred profit sharing liabilities	(702)	—	(23)
Non-cash interest for floating rate senior notes	6,995	—
Non-cash charges related to inventory fair value adjustment	—	4,658	—
Non-cash charges related to in-process R&D	—	1,300	—
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	10,738	(43,697)	(1,943)
(Increase)/decrease in inventories	(4,174)	5,823	1,444
(Increase)/decrease in other current assets	(2,082)	(8,511)	(4,415)
(Decrease)/increase in accounts payable	(14,101)	9,510	7,064
(Decrease)/increase in other current liabilities	21,578	10,881	5,618
Changes in other long-term assets and liabilities	200	(87)	(1,292)

Net cash provided from/(used for) operating activities	46,945	(16,247)	44,095

Cash flows from investing activities:
Capital expenditures	(6,403)	(526)	(2,745)
Acquisition of Phosphate Business	—	(473,403)	—
Costs of Acquisition	—	(8,200)	—
Other investing activities	—	—	112

Net cash provided from/(used for) investing activities	(6,403)	(482,129)	(2,633)

Cash flows from financing activities:
Net change in borrowings with Rhodia	—	—	(4,394)
Repayments to banks and other	—	—	(17,004)
Net reduction in advances from Rhodia	—	—	(21,889)
Bain Capital and Management Capital Contribution	100	139,358	—
Distribution to stockholders	(115,587)	—	—
Proceeds from issuance long-term bonds	120,000	190,000	—
Principal payments of Term Loan B	(11,105)	—	—
Proceeds from Term Loan B	42,000	178,000	—
Borrowings/(payments) under revolving line of credit	(17,000)	18,500	—
Deferred financing costs	(4,413)	(21,318)	—

Net cash provided from/(used for) financing activities	13,995	504,540	(43,287)

Net change in cash	54,537	6,164	(1,825)
Cash and cash equivalents at beginning of period	12,762	1,520	3,345

Cash and cash equivalents at end of period	$67,299	$7,684	$1,520

See notes to condensed consolidated and combined financial statements

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(1) Basis of Statement Presentation:

Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements of Innophos Investments Holdings, Inc. and combined financial statements of the Phosphates Business have been prepared in accordance with generally accepted accounting principles for interim financial reporting and do not include all disclosures required by generally accepted accounting principles for annual financial reporting, and should be read in conjunction with the audited consolidated and combined financial statements of the Company and the Phosphates Business at December 31, 2004 and for the years ended December 31, 2004 and 2003.

The accompanying unaudited condensed consolidated financial statements of Innophos Investment Holdings, Inc. and combined financial statements of the Phosphates Business reflect all adjustments, consisting only of normal recurring accruals, which management considers necessary for a fair statement of the results of operations for the interim periods and is subject to year end adjustments. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Stock Options

Innophos Holdings, Inc. (see corporate structure—page 2), Innophos Investments Holdings, Inc. parent company, accounts for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The fair value of the stock options granted during 2005 is $0.83 per Class L option share and no fair value per Class A option share. The fair value was estimated at the date of grant using the Black-Scholes option pricing model incorporating the following assumptions: risk-free interest rate – 3.83%; expected life of the option – 5 years; dividend yield – $0; volatility – 0.

The following table illustrates the pro forma effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148—Accounting for Stock Based Compensation—Transition and Disclosure, Amendment of SFAS No. 123:

	Three months ended September 30, 2005	Nine months ended September 30, 2005
Net income, as reported	$(1,783)	$(6,507)
Deduct: Stock options issued to employees under the fair value based method, net of tax	(13)	(26)

Pro forma net income	$(1,796)	$(6,533)

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 151, revised SFAS No. 123R, SFAS No. 153 and FASB Interpretation No. 47, and SFAS No. 154 which are summarized below.

SFAS No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4 (SFAS No. 151), amends and clarifies the accounting guidance for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as current period charges regardless of whether they meet the criterion of “abnormal” as mentioned in ARB No. 43, Chapter 4, Inventory Pricing. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

costs incurred during fiscal years beginning after June 15, 2005. The Company is assessing the potential impact, if any, the adoption of this statement may have on its financial position or results of operation.

SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R), replaces SFAS No. 123. In addition, SFAS No. 123R supersedes APB No. 25 and its related implementation guidance. This Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations as compensation expense based on their fair values. This Statement applies to all awards granted after the required effective date and to awards modified, repurchased or canceled after that date. The Company is assessing the potential impact, if any, the adoption of this statement may have on its financial position or results of operation. This statement will be effective for the Company beginning January 1, 2006.

In March 2005, the FASB released FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises). The Company is assessing the potential impact, if any, the adoption of this interpretation may have on its financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. It establishes the retrospective application, unless impracticable, as the method for reporting a change in accounting principle. This statement also addresses the reporting of a correction of an error in previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Description of Business and Principles of Consolidation and Combination

Innophos Investments Holdings, Inc.

Innophos Investments Holdings, Inc., (“Investments Holdings”) reorganized under commonly controlled entities, was incorporated on January 31, 2005 and is a wholly owned subsidiary of Innophos Holdings, Inc. On February 2, 2005, Innophos Holdings, Inc. contributed 100% of its interest in Innophos, Inc. to Innophos Investments which resulted in the exchange of 1,000 shares of Innophos, Inc. for 297 shares of Innophos Investments. On February 10, 2005, Innophos Investments Holdings, Inc offered $120 million of floating rate senior notes with a maturity of February 15, 2015. The use of the net proceeds from this note offering was a distribution to Innophos Holdings Inc. which in turn made a distribution to its stockholders. Innophos Investment Holdings Inc. was considered a reorganization of commonly controlled entities under Innophos Holdings, Inc. and therefore, the statements are presented consolidated, including the results of Innophos, Inc., for all periods.

Innophos, Inc.

Innophos, Inc. and its Subsidiaries, (“Company”) is a specialty phosphates producer in North America. Specialty phosphates include purified phosphoric acid and its downstream phosphate derivatives. Specialty phosphates are used as ingredients in a wide variety of food and beverage, consumer product, pharmaceutical, nutritional supplement and industrial applications.

The accompanying financial statements are presented under two different (“Predecessor” and “Successor”) bases of accounting. Prior to August 13, 2004, under the “Predecessor” basis of accounting, the combined financial statements of the Rhodia Phosphates Business (the “Phosphate Business”) include the assets, liabilities and results of operations of the Phosphates Business in the United States located at the Chicago Heights, Illinois, Chicago, Illinois (Waterway), Nashville, Tennessee and Geismar, Louisiana facilities which were owned by

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

Rhodia Inc.; the Phosphates Business in Canada located at the Port Maitland, Ontario and Buckingham, Quebec facilities which were owned by Rhodia Canada Inc.; and the Phosphates Business in Mexico located at the Mission Hills, Guanajuato facility which was owned by Rhodia de Mexico S.A. de C.V. The combined financial statements also include the accounts of Rhodia Troy Grupo Industrial S.A. de C.V. and Rhodia Mexicana S.A. de C.V. and their direct subsidiaries Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. which were engaged in the Phosphates Business in Mexico located at the Coatzacoalcos facility.

Rhodia Inc., Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Troy Grupo Industrial S.A. de C.V., Rhodia Mexicana S.A. de C.V., Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. were indirect, wholly-owned subsidiaries of Rhodia, S.A. (“Rhodia”), an international specialty chemicals company.

The entities and operations that comprised the Phosphates Business were derived from the accounting records of Rhodia and have been accounted for at historical costs and combined on the basis of a reorganization of companies under common control.

The combined statements of income include all revenues and expenses attributable to the Phosphates Business, including the allocated costs of facilities, functions and services used by the Phosphates Business at shared sites and costs for certain functions and services performed by Rhodia and its subsidiaries that were charged to the Phosphates Business. All allocations and estimates in these condensed combined financial statements are based on activity-based drivers (service or usage) or formula-based drivers (net sales, employees, capital employed) that the Phosphates Business’ management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Phosphates Business had been operated as a separate entity.

All intercompany transactions and balances between entities and operations included in the Phosphates Business have been eliminated.

On August 13, 2004, under the “Successor” basis of accounting, a newly formed holding company, Innophos Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), acquired 100% of the common stock of Innophos, Inc. and its subsidiaries acquired from Rhodia the assets of the United States, Port Maitland, Ontario and Mission Hills, Mexico operations, as well as the common stock of certain Mexican subsidiaries which together comprised the Phosphate Business. The purchase price was $473.4 million and is subject to subsequent post closing working capital adjustments as defined in the purchase agreement related to the transaction. The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed by equity contributions of $139.9 million, issuance of $190.0 million of senior subordinated notes due in 2014 and a senior credit facility which includes a six-year $220.0 million term loan facility and a five-year $50.0 million revolving credit facility. The purchase of the Company is hereafter referred to as the “Transaction”.

The Successor Financial Statements are consolidated and include the accounts of Innophos, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Certain assets, liabilities and expenses that are included in the combined financial statements of the Phosphates Business were retained by Rhodia, principally certain working capital components related to the United States, Canadian and Mission Hills operations, certain intercompany indebtedness, the asset securitization program, the capital lease obligations, the long-term debt associated with the Chicago Heights facility, the environmental liabilities associated with the Buckingham, Quebec facility, and Rhodia Mexicana S.A. de C.V.’s and Rhodia Canada Inc.’s investments in Albright & Wilson PAAD Ltda.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

The acquisition of the Company has been accounted for in accordance with SFAS No. 141 “Business Combinations.” The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimates of their respective fair values at the date of acquisition. Fair values were determined by management estimates. The fair value of each identifiable intangible asset was determined by the use of discounted cash flows taking into consideration certain various valuation methodologies, such as, relief-from-royalty method for the trademarks, tradenames, developed technology and application patents, excess earnings method for customer relationships and in-process R&D, the discounted income method for license agreements, and the present value of the incremental benefits for supply contracts.

The following table summarizes for informational purposes the estimated fair value, subject to pending working capital adjustments, of the assets acquired and liabilities assumed at the date of acquisition.

August 14, 2004
Total acquisition consideration:
Cash paid upon acquisition	$473,406
Liabilities assumed, fair value	63,828
Acquisition related costs	8,980

546,214
Less: Book value of net assets acquired	366,274

Excess purchase price	$179,940

Fair value adjustment for inventory	$6,400
Fair value adjustment for property, plant and equipment	64,177
Acquired in-process research and development	1,200
Application patents and developed process technology	36,600
Tradenames	8,100
License agreements	1,200
Supply contracts	4,900
Customer relationships	10,100
Goodwill	47,263

Excess purchase price	$179,940

Fair value opening Balance Sheet

August 14, 2004
Current assets	$95,577
Property, plant and equipment	344,671
Goodwill	47,263
Identifiable intangibles	62,100
Other assets	22,140

Total assets	$571,751

Current portion of long-term debt	$1,780
Current liabilities	32,827
Long-term debt	366,220
Other long-term liabilities	31,001
Stockholders’ equity	139,923

Total liabilities and stockholders’ equity	$571,751

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(2) Inventories:

Inventories consist of the following:

	Successor	Successor
	September 30, 2005	December 31, 2004
Raw materials	$18,719	$17,772
Spare parts	6,515	6,082
Finished products	45,503	42,709

	$70,737	$66,563

(3) Other Current Assets:

Other current assets consist of the following:

	Successor	Successor
	September 30, 2005	December 31, 2004
Creditable taxes (value added taxes)	$7,005	$7,144
Prepaid income taxes	3,033	—
Prepaids	10,645	9,473
Other	1,376	3,360

	$22,059	$19,977

(4) Goodwill:

	United States	Mexico	Canada	Total
Balance, December 31, 2004	$7,237	$41,084	$2,530	$50,851
Change in valuation allowance	—	(3,588)	—	(3,588)

Balance, September 30, 2005	$7,237	$37,496	$2,530	$47,263

The Company established certain valuation allowances against its net deferred tax assets in its Mexican operations at the time of the acquisition. Due to the Company’s improved profitability in this jurisdiction, certain of these net deferred tax assets were utilized during the nine month period ended September 30, 2005 and therefore the valuation allowance was reversed against goodwill.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(5) Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Weighted Average Useful life (years)	Successor	Successor
		September 30, 2005	December 31, 2004
Supply agreement, net of accumulated amortization of $2,328 for 2005 and $786 for 2004	2.5	$2,572	$4,114
Developed technology and application patents, net of accumulated amortization of $2,134 for 2005 and $717 for 2004	10-20	34,466	35,883
Customer relationships, net of accumulated amortization of $572 for 2005 and $193 for 2004	20	9,528	9,907
Tradenames and license agreements, net of accumulated amortization of $734 for 2005 and $250 for 2004	5-20	8,566	9,050
Capitalized software, net of accumulated amortization of $472 for 2005 and $141 for 2004	3-5	1,006	955
Non-compete agreement, net of accumulated amortization of $339 for 2005 and $114 for 2004	2.5	375	600

Total Net Intangibles		$56,513	$60,509

Deferred financing costs, net of accumulated amortization of $3,455 for 2005 and $1,070 for 2004		$22,440	$20,356
Deferred tax asset		389	—

Total other assets		$22,829	$20,356

		$79,342	$80,865

(6) Other Current Liabilities:

Other current liabilities consist of the following:

	Successor	Successor
	September 30, 2005	December 31, 2004
Non-trade payable	$14,021	$—
Taxes	10,309	3,160
Benefits and pensions	8,086	4,785
Payroll related	7,546	6,776
Freight and rebates	5,490	5,328
Interest	4,991	6,674
Legal	527	1,393
Other	6,331	7,606

	$57,301	$35,722

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(7) Debt and Interest:

Short-term borrowings and long-term debt consist of the following:

	Successor	Successor
	September 30, 2005	December 31, 2004
Senior credit facility	$208,450	$194,555
Senior subordinated notes	190,000	190,000
Senior rate floating notes	126,995	—

	$525,445	$384,555
Less current portion	24,306	1,780

	$501,139	$382,775

Senior Credit Facility

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan facility bear interest at September 30, 2005 of 6.11%. The amount outstanding on the term loan as of September 30, 2005 was $208.5 million

No amounts were outstanding on the revolving credit facility at September 30, 2005. The Company has issued approximately $4.8 million of letters of credit under the letter of credit sub-facility as of September 30, 2005.

As required by the credit agreement, Innophos, Inc. must maintain 50% of its outstanding debt of the credit facility and the senior subordinated notes in fixed rate instruments. As such, on February 3 2005, Innophos, Inc. executed a rate cap derivative instrument. The terms of this derivative instrument is a rate cap of 5%, with a reference index based on three month LIBOR, a notional amount of $15 million and is for a term of two years expiring on February 3, 2007. The fair value of the rate cap derivative instrument is $12 thousand as of September 30, 2005.

The Company is required within five days from the release of the 2005 annual financial statements to make a prepayment of the term loan in the amount equal to 75% of the excess cash flow (as defined in the credit agreement) in addition to the $0.55 million quarterly principal payments. As such, as of September 30, 2005, $24.3 million is classified as the current portion of long term debt which represents the 2005 excess cash flow requirement and the required principal payments. As of September 30, 2005, the Company believes that it is in full compliance with the covenant requirements of the senior credit facility.

Floating rate senior notes

On February 10, 2005, Innophos Investments Holdings, Inc. completed a private offering of $120 million floating rate senior notes due 2015. The use of the net proceeds from this note offering was a distribution to Innophos Holdings Inc. which in turn made a distribution to its stockholders. These notes were offered at an interest rate based on the three-month LIBOR plus 8.00% and are reset quarterly. Interest on the notes will accrue and be payable in arrears on February 15, May 15, August 15 and November 15 of each year. Interest payable on and prior to February 15, 2010 is in the form of additional notes and thereafter in cash. The notes are unsecured obligation and will rank equally with all of our future senior obligations and senior to the future senior subordinated indebtedness. The notes will be subordinate to Innophos Investments future secured indebtedness to the extent the assets securing that indebtedness. The maturity of these floating rate senior notes is February 15, 2015.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

Interest installments were payable on May 15, 2005 and August 15, 2005 in the amounts of $3,446 and $3,549, respectively. In lieu of cash, interest payments were made to the holders of the floating rate senior notes in the form of additional notes.

Interest expense, net consists of the following:

	Successor	Successor	Predecessor
	Three months ended September 30, 2005	For the period August 14, 2004 to September 30, 2004	For the period July 1, 2004 to August 13, 2004
Interest expense	$11,588	$3,256	$736
Deferred financing costs	813	367	—
Interest income	(420)	(19)	—

Total interest expense, net	$11,981	$3,604	$736

	Successor	Successor	Predecessor
	Nine months ended September 30, 2005	For the period August 14, 2004 to September 30, 2004	For the period January 1, 2004 to August 13, 2004
Interest expense	$31,936	$3,256	$3,098
Deferred financing costs	2,387	367	—
Interest income	(760)	(19)	—

Total interest expense, net	$33,563	$3,604	$3,098

Total cash interest paid by the Company for all indebtedness for the nine month period ended September 30, 2005 was $25.6 million.

(8) Other Long-Term Liabilities:

Other long-term liabilities consist of the following:

	Successor	Successor
	September 30, 2005	December 31, 2004
Environmental liabilities	$700	$700
Profit sharing liabilities	2,260	2,962
Deferred income taxes	22,777	27,894
Other liabilities	1,406	265

	$27,143	$31,821

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(9) Restructuring Costs:

The following tables reflect the changes in the restructuring reserves in the Predecessor period. During the period ended August 13, 2004, the Phosphates Business accrued employee termination benefits for the elimination of 15 administrative and manufacturing positions, all of which positions have been eliminated.

These liabilities were retained by Rhodia as a result of the Transaction.

2004 Restructuring Plan	Employee Termination Benefits	Closure Costs	Total
New provisions	$1,698	$—	$1,698
Expenditures charged to the reserve	(1,222)	—	(1,222)

Balance, August 13, 2004	$476	$—	$476

Pre-2004 Restructuring Plans	Employee Termination Benefits	Closure Costs	Total
Balance, December 31, 2003	$1,073	$684	$1,757
Revisions of previous measures	—	85	85
Expenditures charged to the reserve	(379)	(638)	(1,017)

Balance, August 13, 2004	$694	$131	$825

All Restructuring Plans	Employee Termination Benefits	Closure Costs	Total
Balance, December 31, 2003	$1,073	$684	$1,757
New provisions	1,698	—	1,698
Revisions of previous measures	—	85	85
Expenditures charged to the reserve	(1,601)	(638)	(2,239)

Balance, August 13, 2004	$1,170	$131	$1,301

(10) Income Taxes:

	Successor		Successor		Predecessor
	For the nine months ended September 30, 2005		August 14, 2004 to September 30, 2004		January 1, 2004 to August 13, 2004
	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)	Income/ (loss) before income taxes	Income tax expense/ (benefit)
U.S.	$(12,540)	$173	$(3,099)	$(1,209)	$16,180	$6,230
Canada/Mexico	10,890	4,684	1,073	99	8,082	2,724

Total	$(1,650)	$4,857	$(2,026)	$(1,110)	$24,262	$8,954

Current income taxes		$6,590		$138		$8,802
Deferred income taxes		(1,733)		(1,248)		152

Total		$4,857		$(1,110)		$8,954

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

A reconciliation of the U.S. statutory rate to the income tax provision is as follows:

	Successor	Successor	Predecessor
	For the nine months ended September 30, 2005	August 14, 2004 to September 30, 2004	January 1, 2004 to August 13, 2004
Income tax expense/(benefit) at the U.S. statutory rate	$(578)	$(709)	$8,492
State income taxes	25	(124)	596
Foreign tax rate/foreign permanent differences	1,014	(277)	(105)
Increase in valuation allowance	4,323
Change in tax rates	(138)
Other	211	—	(29)

Provision (Benefit) for income taxes	$4,857	$(1,110)	$8,954

Income taxes paid for the period ended September 30, 2005 was $3,959.

(11) Commitments and Contingencies:

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the environmental matters described below, the Company is not aware of material environmental liabilities which are probable and reasonably estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that additional accruals may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group under which the Company acquired the Phosphates Business and related assets, the Company has certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.3-$2.7 million. The remedial action plan has yet to be defined, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $0.7 million charged to cost of goods sold as of December 31, 2004.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic (formerly IMC Global, now believed to be a unit of Cargill Corporation) seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up that Mosaic is conducting at its now-shuttered fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the Provincial Ministry of Environment (“MOE”). Mosaic stated that in their view Innophos and Rhodia (Innophos’ predecessor in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos and Mosaic sites, and will be asked to participate in related clean-up costs. Innophos management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. Innophos has notified Rhodia of the Mosaic claim under the Purchase and Sale agreement under which Innophos purchased its business, and is seeking indemnification. Rhodia has declined the claim stating that Innophos has not provided sufficient information. Innophos will continue to investigate and defend the claim through Canadian counsel.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission (“CNA”) demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing (the “Salt Water Claims”), and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant (the “Fresh Water Claims”).

As initially assessed by the CNA, and at current exchange rates the basic CNA claims total approximately $38.3 million, (comprised of approximately $27.5 million on Salt Water Claims and $10.8 million on Fresh Water Claims). There were also CNA claims for interest, inflation, surcharges and penalties under the Mexican Federal Tax Code of approximately $101.3 million (comprised of $80.9 million on Salt Water Claims and $20.4 million on Fresh Water Claims), resulting in an approximate total claim amount of $139.6 million at current exchange rates. Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims and is vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims. On August 29, 2005, the CNA rejected the substantive challenges filed by Innophos Fosfatados as to the Fresh Water Claims (although CNA agreed that certain corrections were required as to its surcharge calculations) confirming their original claims totaling $31.2 million ($10.8 million in basic claims and $20.4 million in interest, inflation, surcharges and penalties). In addition, on technical grounds, CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. CNA reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and CNA’s recent rulings, including a discretionary appeal seeking a court ruling on our substantive challenges to the Salt Water Claims.

Rhodia Indemnification. We believe that we are indemnified against such CNA claims, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the closing date under the terms of the purchase and sale agreement with Rhodia, from whom our business was purchased on August 13, 2004. Rhodia has assumed control of the defense of the CNA claims and

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

acknowledged responsibility for such claims, but under a reservation of rights. Innophos asserted that it is entitled to full indemnification; Rhodia disagreed, asserting that the applicable indemnification under the purchase and sale agreement would be for breach of representations and warranties, subjecting our claims to a deductible amount of $15.9 million and a cap of $79.5 million above that deductible amount. On December 16, 2004, Innophos sued Rhodia in New York state court seeking a determination that we are entitled to full indemnification under the purchase and sale agreement. Innophos filed a motion for summary judgment, seeking declarations that the CNA claims are Taxes under the sale agreement with Rhodia, and that Rhodia is obligated to pledge any necessary security to guarantee the claims to the Mexican government. The Court entered an Order granting Innophos’ summary judgment motion on both counts on June 13, 2005. Rhodia has appealed and briefing is underway.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $153.0 million with inflation and surcharge values projected to June 2006, was required by June 17, 2005. In light of the recent technical revocation of the Salt Water Claims, we are advised that the amount of security required would be reduced to $35.8 million at current exchange rates. We believe the posting of such security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but is taking the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determined that security was not provided in a timely manner, or that Fosfatados was otherwise not satisfying security requirements, the Ministry of Finance could seize certain Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as charges for periods after 2002, which management estimates under current operating conditions at approximately $2.1 million of additional basic charges excluding interest, inflation adjustments, and penalties per year). To the extent such judgments are not paid by Rhodia, this would be material to our results of operations, financial condition and cash flows. If such obligation were to fall upon us, at the present time we could not meet that obligation from our current assets, and would be required to raise sufficient capital or sell assets.

As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of September 30, 2005. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the purchase and sale agreement.

Mexican Water Recycling System

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility. The agreement with the CNA required such action plans be completed by December 31, 2004. Under the terms of the agreement and subject to compliance by Innophos Fosfatados, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complies with the applicable requirements of the agreement. Management is advised by Mexican environmental counsel that compliance with the discharge limits aspect of the CNA agreement should be based upon limits which have already been issued and upon revised limits which are expected to be issued in the near future by the CNA.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004 Fosfatados filed a petition with CNA to reflect the results of the university study and to revise discharge limits to levels which the now-improved operations can satisfy. In May 2005, Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and annexes known as Particular Discharge Conditions) granting partial relief for all discharge limits, except with respect to heavy metals. The requested relief regarding heavy metals limits was contained in a second technical package issued by the CNA central office to the CNA regional office, but this package arrived after the Concession Title was required under applicable procedure to be completed and delivered to Innophos Fosfatados. We are following the procedure suggested by CNA regional officials to seek administrative review of the Concession Title, and are verbally informed by such officials that the Concession Title will be amended to reflect full relief as to all discharge limits, including heavy metals.

Although we have been verbally informed that the Concession Title will be amended to reflect full relief to all discharge limits, CNA could nevertheless establish final written discharge limits which are unattainable. In addition, CNA regional officials may take the position that compliance with the agreement will be determined by the previous Concession Title. Consequently, while Mexican environmental counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance with the terms of its agreement with CNA for the duration of the agreement. In the event Innophos Fosfatados were found not to be in compliance with the agreement’s terms and deadlines, the exempted duties and related charges through December 31, 2004, would be reinstated. Innophos Fosfatados management estimates that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.3 million (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $12.2 million. Management believes that the above amounts represent the upper range of possible damages based on a finding of noncompliance. The estimates above for exempted duties, charges and penalties are based on a finding that Innophos Fosfatados exceeded applicable discharge limits related to pH levels. If violations instead are based on different discharge limits, such as discharge limits relating to phosphorus, the estimated ranges of estimated exempted duties, charges and penalties above could be significantly reduced. Management does not currently know whether CNA will make a finding of noncompliance as to any aspect of the agreement with CNA, or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

Based upon currently available information and advice of counsel, management would take appropriate steps to challenge any such claim before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. As of the date hereof, based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of September 30, 2005. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

If Innophos Fosfatados could not fully comply with its permit limits, although based upon the university study there would be no adverse impact on the environment, ongoing duties and related charges would be payable, in the estimated amount of $0.2 million per year.

Other Legal Matters

In connection with the Transaction creating the Company, upon the closing of the transaction Innophos, Inc. and various Rhodia entities entered into Sales Representative Agreements for the sale of certain Innophos, Inc. products in various countries (other than North America). On September 29, 2004, Innophos, Inc. issued notices of termination under all such agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the Agreements, totaling approximately $1.4 million. The Company believes the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3 thousand. The Company believes it has meritorious defenses, and intends to contest liability vigorously.

A major STPP (Sodium Tripolyphosphate) customer threatened during 2003 to make a claim in the amount of U.S. $1.7 million against us with respect to alleged product defects related to our supply of STPP. This customer has alleged that it received shipments that had copper levels in a higher concentration than permitted under its specifications. We disputed these allegations. We placed our supplier, Astaris, on notice of the aforementioned claim, and we intend to seek a partial offset from them in the event a product defect is established pursuant to the sales contract between Astaris and Rhodia dated January 1, 2003.

In addition, we are party to numerous legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically disclosed herein, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, the results of these matters cannot be predicted with certainty and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

(12) Pension:

Net periodic benefit expense for the US plans for the three months ended September 30, 2005:

	Pension Plan	Other post-retirement benefits	Total
Service cost	$71	$37	$108
Interest cost	29	46	75
Expected return on assets	(5)	—	(5)
Amortization of prior Service cost	41	72	113

Net periodic benefit expense	$136	$155	$291

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

Net periodic benefit expense for the US plans for the nine months ended September 30, 2005:

	Pension Plan	Other post-retirement benefits	Total
Service cost	$213	$111	$324
Interest cost	87	138	225
Expected return on assets	(15)	—	(15)
Amortization of prior Service cost	123	216	339

Net periodic benefit expense	$408	$465	$873

We made our entire cash contributions for the year to our U.S. defined contribution plan of $630 during the first half of 2005 for the plan year 2004. We made our expected cash contributions for the year to our U.S. defined benefit plan of $355 during the first half of 2005.

Net periodic benefit expense for the Canadian plans for the three months ended September 30, 2005:

	Pension Plan	Other post-retirement benefits	Total
Service cost	$38	$9	$47
Interest cost	78	7	85
Expected return on assets	(86)		(86)
Amortization of initial transition obligation	—	7	7
(Gain)/loss	1	—	1

Net periodic benefit expense	$31	$23	$54

Net periodic benefit expense for the Canadian plans for the nine months ended September 30, 2005:

	Pension Plan	Other post-retirement benefits	Total
Service cost	$114	$27	$141
Interest cost	234	21	255
Expected return on assets	(258)	—	(258)
Amortization of initial transition obligation	—	21	21
(Gain)/loss	3	—	3

Net periodic benefit expense	$93	$69	$162

We made cash contributions to our Canadian defined benefit plan of $480 during the nine months ended September 30, 2005. We expect to make cash contributions to our Canadian defined benefit plans of $170 during the last quarter of 2005.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(13) Common Stock:

Innophos Inc. has 1,000 shares issued and outstanding, which are all owned by Innophos Investments Holdings, Inc. (see corporate structure—page 2). Innophos Investments Holdings, Inc. has 297 shares issued and outstanding, which are all owned by Innophos Holdings, Inc. Innophos Holdings, Inc., the parent company of Innophos Investments Holdings, Inc., has authorized 99,999,999 shares of Class A common stock, par value $.001 and has authorized 11,111,111 shares of Class L common stock, par value $.001. Innophos Holdings, Inc. has outstanding as of September 30, 2005: 43,944,074 of Class A common stock; and 4,882,676 of Class L common stock.

The Class A common stock is the same as the Class L common stock, except that the Class L common stock is entitled to a preference over the Class A common stock with respect to any distribution by Holdings to holders of its capital stock. After payment of such preference amount, each share of Class A common stock and Class L common stock will participate ratably in all distributions by Holdings to holders of its capital stock.

Innophos Holdings, Inc. 2005 Stock Option Plan (“Option Plan”) was adopted on April 1, 2005 to provide for the grant of options to purchase Holding’s Class L Common Stock and Class A Common Stock. On April 1, 2005, Innophos Holdings, Inc. authorized 641,170 of Class L stock options and authorized 5,770,531 of Class A stock options. On April 1, 2005, Innophos Holdings, Inc. granted 448,819 of Class L stock options and granted 4,039,372 of Class A stock options to employees. All options granted as of September 30, 2005 are outstanding.

The Option Plan provides for grants of qualified and non-qualified stock options with a ten year term. All options vest ratably over a five year term. All options were granted to employees and have an exercise price of $3.73 for Class L stock options and an exercise price of $0.2909 for Class A stock options. The recipient of the stock option must exercise Class A stock options to acquire nine shares of Class A common stock for every one share of Class L common stock acquired through the exercise of Class L stock options and Class L stock options to acquire one share of Class L common stock for every nine shares of Class A common stock acquired through the exercise of Class A stock options.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(14) Segment Reporting:

The company discloses certain financial and supplementary information about its operating segments. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker are Sales and EBITDA. The Company reports its operations in three operating segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

For the three months ended September 30, 2005

Successor	United States	Mexico	Canada	Eliminations	Total Consolidated
Sales	$80,702	$46,103	$7,126	—	$133,931
Intersegment sales	7,597	4,607	11,282	(23,486)	—

Total Sales	88,299	50,710	18,408	(23,486)	133,931

EBITDA	$14,735	$8,169	$990	—	$23,894

Reconciliation of EBITDA to net income (loss)
EBITDA					$23,894
Depreciation, amortization & deferred financing					12,636
Interest expense					11,168
Income tax expense (benefit)					1,873

Net Income (loss)					$(1,783)

For the period July 1, 2004 to August 13, 2004

Predecessor	United States	Mexico	Canada	Eliminations	Total Consolidated
Sales	$36,940	$22,612	$5,395	—	$64,947
Intersegment sales	3,669	4,906	4,956	(13,531)	—

Total Sales	40,609	27,518	10,351	(13,531)	64,947

EBITDA	$3,008	$5,426	$235	—	$8,669

Reconciliation of EBITDA to net income (loss)
EBITDA					$8,669
Depreciation, and Amortization					3,907
Interest expense					736
Income tax expense (benefit)					1,002

Net Income (loss)					$3,024

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

For the period August 14, 2004 to September 30, 2004
Predecessor	United States	Mexico	Canada	Eliminations	Total Consolidated
Sales	$44,808	$23,473	$3,859	—	$72,140
Intersegment sales	3,856	6,012	6,771	(16,639)	—

Total Sales	48,664	29,485	10,630	(16,639)	72,140

EBITDA	$3,360	$3,098	$795	—	$7,253

Reconciliation of EBITDA to net income (loss)
EBITDA					$7,253
Depreciation and Amortization					6,040
Interest expense					3,239
Income tax expense (benefit)					(1,110)

Net Income (loss)					$(916)

For the nine months ended September 30, 2005
Successor	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$245,779	$137,630	$22,709	$—	$406,118
Intersegment sales	24,073	22,492	35,507	(82,072)	—

Total Sales	269,852	160,122	58,216	(82,072)	406,118

EBITDA	$35,447	$28,373	$2,439	$—	$66,259

Reconciliation of EBITDA to net income (loss)
EBITDA					$66,259
Depreciation, amortization & deferred financing					36,733
Interest expense					31,176
Income tax expense (benefit)					4,857

Net Income (loss)					$(6,507)

For the period January 1, 2004 to August 13, 2004
Predecessor	United States	Mexico	Canada	Eliminations	Total consolidated
Sales	$205,098	$108,364	$19,259	—	$332,721
Intersegment sales	14,670	21,836	30,129	(66,635)	—

Total Sales	219,768	130,200	49,388	(66,635)	332,721

EBITDA	$29,076	$18,246	$3,046	—	$50,368

Reconciliation of EBITDA to net income (loss)
EBITDA					$50,368
Depreciation and Amortization					23,008
Interest expense					3,098
Income tax expense (benefit)					8,954

Net Income (loss)					$15,308

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

(15) Condensed Consolidating/Combining Financial Statements:

The following condensed combined financial data is presented to segregate the assets, liabilities, and results of operations and cash flows of the US operations (the “Guarantors”) and the Canadian and Mexican operations (the “Non-guarantors”) for Innophos Inc. and subsidiaries. Innophos, Inc. has issued debt and the Guarantor subsidiary is a 100% wholly owned subsidiary of Innophos, Inc. The non-guarantors are 100% wholly-owned subsidiaries of the guarantors. Innophos, Inc. and the guarantor subsidiary will fully, unconditionally and joint and severally, guarantee the Company’s obligations under the Company’s senior credit facility and Innophos, Inc.’s senior subordinated notes due 2014. Investments in subsidiaries are accounted for by the guarantor using the equity method of accounting. The nonguarantors are presented on a combined basis. The principal combining adjustments are to eliminate intercompany balances and transactions.

The condensed financial data is presented for Innophos, Inc., our wholly-owned subsidiary, only, and the financial statements of Innophos, Inc. do not reflect the issuance by Innophos Investments Holdings, Inc. of its Floating Rate Senior Notes due 2015. Innophos, Inc. and its subsidiaries do not guarantee the Floating Rate Senior Notes due 2015 of Innophos Investments Holdings, Inc.

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets (Unaudited)

As of September 30, 2005

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Adjustments and Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$47,109	$—	$20,190	$—	$67,299
Accounts receivable	73,429		48,514	(66,357)	55,586
Inventories	34,038		36,699		70,737
Other current assets	10,806		11,253		22,059

Total current assets	165,382		116,656	(66,357)	215,681
Property, plant and equipment, net	161,542		148,759		310,301
Goodwill	7,237		40,026		47,263
Investment in subsidiaries	94,361	62,562	—	(156,923)	—
Intercompany notes	131,900		—	(131,900)	—
Intangibles and other assets, net	60,313		14,897		75,210

Total	$620,735	$62,562	$320,338	$(355,180)	$648,455

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$24,306	$—	$—	$—	$24,306
Accounts payable	44,297		48,027	(66,357)	25,967
Other current liabilities	35,227		20,080	—	55,307

Total current liabilities	103,830		68,107	(66,357)	105,580
Long-term debt & intercompany notes	374,144		131,900	(131,900)	374,144
Other long-term liabilities	1,173		25,970		27,143
Total stockholder’s equity	141,588	62,562	94,361	(156,923)	141,588

Total	$620,735	$62,562	$320,338	$(355,180)	$648,455

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Balance Sheets (Unaudited)

As of December 31, 2004

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non- Guarantor Subsidiaries	Adjustments and Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$11,289	$—	$1,473	$—	$12,762
Accounts receivable	51,185	—	42,486	(27,347)	66,324
Inventories	36,306	—	30,257	—	66,563
Other current assets	13,647	—	10,950	(4,620)	19,977

Total current assets	112,427	—	85,166	(31,967)	165,626
Property, plant and equipment, net	173,875	—	159,674	—	333,549
Goodwill	7,237	—	43,614	—	50,851
Investment in subsidiaries	73,259	41,243	—	(114,502)	—
Intercompany notes	148,331	—	—	(148,331)	—
Intangibles and other assets, net	64,125	—	16,740	—	80,865

Total	$579,254	$41,243	$305,194	$(294,800)	$630,891

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,780	$—	$4,620	$(4,620)	$1,780
Accounts payable	29,916	—	37,499	(27,347)	40,068
Other current liabilities	25,838	—	9,884	—	35,722

Total current liabilities	57,534	—	52,003	(31,967)	77,570
Long-term debt & intercompany notes	382,775	—	148,331	(148,331)	382,775
Other long-term liabilities	220	—	31,601	—	31,821
Total stockholder’s equity	138,725	41,243	73,259	(114,502)	138,725

Total	$579,254	$41,243	$305,194	$(294,800)	$630,891

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended September 30, 2005

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Adjustments and Eliminations	Total
Net sales	$88,299	$—	$69,118	$(23,486)	$133,931
Cost of goods sold	71,493		63,247	(23,486)	111,254

Gross profit	16,806		5,871	—	22,677

Operating expenses:
Selling, general and administrative expenses and R&D	8,756	—	2,274	—	11,030

Total operating expenses	8,756	—	2,274	—	11,030

Operating income	8,050	—	3,597	—	11,647
Interest expense, net	5,922	—	2,223	—	8,145
Foreign exchange losses	16	—	(350)	—	(334)
Other expense (income), net	—	—	(90)	—	(90)
Equity income (loss)	(1)	(51)	—	52	—

Income (loss) before income taxes	2,111	(51)	1,814	52	3,926
Provision (benefit) for income taxes	58	—	1,815	—	1,873

Net income (loss)	$2,053	$(51)	$(1)	$52	$2,053

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Operations (Unaudited)

For the nine months ended September 30, 2005

(In thousands)

	Successor Period
	Innophos, Inc.	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Adjustments and Eliminations	Total
Net sales	$269,852	$—	$218,338	$(82,072)	$406,118
Cost of goods sold	221,674	—	195,517	(82,072)	335,119

Gross profit	48,178	—	22,821	—	70,999

Operating expenses:
Selling, general and administrative expenses and R&D	31,682	—	8,136	—	39,818

Total operating expenses	$31,682	—	8,136	—	39,818

Operating income	16,496	—	14,685	—	31,181
Interest expense, net	19,721	—	4,572	—	24,293
Foreign exchange losses	45	—	(419)	—	(374)
Other expense (income), net	—	—	(358)	—	(358)
Equity income	6,206	6,425	—	(12,631)	—

Income (loss) before income taxes	2,936	6,425	10,890	(12,631)	7,620
Provision (benefit) for income taxes	173	—	4,684	—	4,857

Net income (loss)	$2,763	$6,425	$6,206	$(12,631)	$2,763

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Combining Statements of Income (Unaudited)

For the period January 1, 2004 through August 13, 2004

	Predecessor Period
	Guarantor Operations	Non-Guarantor Operations	Adjustments And Eliminations	Total
Net sales	$219,768	$179,588	$(66,635)	$332,721
Cost of goods sold	180,172	163,040	(66,198)	277,014

Gross profit	39,596	16,548	(437)	55,707

Operating expenses:
Selling, general & administrative, R&D expenses	20,518	5,397	—	25,915
Restructuring costs	1,727	56	—	1,783

Total operating expenses	22,245	5,453	—	27,698

Operating income	17,351	11,095	(437)	28,009
Interest expense, net	1,006	2,092	—	3,098
Foreign exchange losses	—	627	—	627
Other expense, net	(57)	79	—	22

Income before income taxes	16,402	8,297	(437)	24,262
Provision for income taxes	6,305	2,797	(148)	8,954

Net income	$10,097	$5,500	$(289)	$15,308

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Income (Unaudited)

For the period August 14, 2004 through September 30, 2004

(In thousands)

	Successor Period
	Guarantor Operations	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Adjustments And Eliminations	Total
Net sales	$48,664	$—	$40,115	$(16,639)	$72,140
Cost of goods sold	42,743	—	37,526	(16,639)	63,630

Gross profit	5,921	—	2,589		8,510

Operating expenses:
Selling, general and administrative expenses	4,596	—	1,117	—	5,713
In-process R&D	1,300	—	—	—	1,300
Other operating expenses	—	—	—	—	—

Total operating expenses	5,896	—	1,117	—	7,013

Operating income	25	—	1,472	—	1,497
Interest expense, net	3,124	—	480	—	3,604
Foreign exchange losses	—	—	(70)	—	(70)
Other expense, net	—	—	(11)	—	(11)
Equity Income	974	717	—	(1,691)	—

Income before income taxes	(2,125)	717	1,073	(1,691)	(2,026)
Provision (Benefit) for income taxes	(1,209)	—	99	—	(1,110)

Net income	$(916)	$717	$974	$(1,691)	$(916)

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Combining Statements of Operations (Unaudited)

For the period July 1, 2004 to August 13, 2004

(In thousands)

	Predecessor Period
	Guarantor	Non-Guarantor Operations	Adjustments and Eliminations	Total
Net sales	$40,609	$37,869	$(13,531)	$64,947
Cost of goods sold	35,413	33,654	(13,398)	55,669

Gross profit	5,196	4,215	(133)	9,278

Operating expenses:
Selling, general and administrative expenses and R&D	3,284	1,229	—	4,513
Restructuring and environmental costs	21	56	—	77

Total operating expenses	3,305	1,285	—	4,590

Operating income	1,891	2,930	(133)	4,688
Interest expense, net	205	531	—	736
Foreign exchange losses	(2)	(139)	—	(141)
Other expense (income), net	(57)	124	—	67

Income (loss) before income taxes	1,745	2,414	(133)	4,026
Provision (benefit) for income taxes	631	415	(44)	1,002

Net income (loss)	$1,114	$1,999	$(89)	$3,024

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the nine months ended September 30, 2005

(In thousands)

Successor

	Successor Period
	Guarantor Operations	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Adjustments and Eliminations	Total
Cash flows from operating activities:
Net income/(loss)	$2,763	$6,425	$6,206	$(12,631)	$2,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,101	—	15,350	—	36,451
Deferred income taxes/(benefit)	135	—	(1,868)	—	(1,733)
Deferred profit sharing liabilities	—	—	(702)	—	(702)
Equity earnings	(6,206)	(6,425)	—	12,631	—
Changes in assets and liabilities:
(Increase)/Decrease in accounts receivable	(22,244)	—	(6,028)	39,010	10,738
(Increase)/Decrease in inventories	2,268	—	(6,442)	—	(4,174)
(Increase)/Decrease in other current assets	(1,779)	—	(303)	—	(2,082)
Increase/Decrease in accounts payable	13,749	—	11,160	(39,010)	(14,101)
Increase/(Decrease) in other current liabilities	10,021	—	9,564	—	19,585
Changes in other long-term assets and liabilities, net	(14,838)	—	15,038	—	200

Net cash provided by (used in) operating activities	4,970	—	41,975	—	46,945

Cash flows from investing activities:
Capital expenditures	(4,196)	—	(2,207)	—	(6,403)

Net cash (used for) investing activities	(4,196)	—	(2,207)	—	(6,403)

Cash flows from financing activities:
Repayment of intercompany debt by subsidiaries	21,051	—	(21,051)	—	—
Repayments of revolving lines of credit	(17,000)	—	—	—	(17,000)
Capital Contribution	100	—	—	—	100
Principal payments of term loan	(11,105)	—	—	—	(11,105)
Proceeds from term loans	42,000	—	—	—	42,000

Net cash provided by/(used for) financing activities	35,046	—	(21,051)	—	13,995

Net change in cash	35,820		18,717		54,537
Cash and cash equivalents at beginning of year	11,289	—	1,473	—	12,762

Cash and cash equivalents at end of year	$47,109	$—	$20,190	$—	$67,299

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Consolidating Statements of Cash Flows (Unaudited)

For the period August 14, 2004 through September 30, 2004

(In thousands)

	Successor Period
	Guarantor Operations	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Adjustments And Eliminations	Total
Cash flows from operating activities:
Net income	$(1,890)	$717	$974	$—	$(916)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,702	—	2,338	—	6,040
Deferred income taxes/(benefit)	(1,209)	—	(39)	—	(1,248)
Non-cash activities, in-process R&D	1,300	—	—	—	1,300
Non-cash activities, inventory adjustment	3,770	—	888	—	4,658
Changes in assets and liabilities:
(Increase) in accounts receivable	(39,991)	—	(9,862)	6,156	(43,697)
Decrease in inventories	506	—	5,317	—	5,823
(Increase) in other current assets	(6,856)	—	(1,655)	—	(8,511)
(Decrease) in accounts payable	17,175	—	(1,509)	(6,156)	9,510
Increase in other current liabilities	8,439	—	2,442	—	10,881
Changes in other long-term assets and liabilities, net	(26)	—	(61)	—	(87)

Net cash provided by operating activities	(15,080)	—	(1,167)	—	(16,247)

Cash flows from investing activities:
Capital expenditures	(197)	—	(329)	—	(526)
Purchase of the Phosphates Business	(275,463)	—	(197,940)	—	(473,403)
Costs of acquisition	(8,200)	—	—	—	(8,200)

Net cash (used for) investing activities	(283,860)	—	(198,269)	—	(482,129)

Cash flows from financing activities:
Net change in borrowings with Innophos Inc.	—	—	152,038	(152,038)	—
Advances to subsidiaries	(152,038)	—	—	152,038	—
Borrowings from revolving lines of credit	18,500	—	—	—	18,500
Capital contribution	139,358	—	—	—	139,358
Capital contribution-subsidiaries	(50,674)	—	50,674	—	—
Proceeds from issuance of long-term bonds	190,000	—	—	—	190,000
Proceeds from term loans	178,000	—	—	—	178,000
Deferred financing costs	(21,318)	—	—	—	(21,318)
Equity Earnings	(974)	(717)	—	1,691	—

Net cash (used for) financing activities	301,828	—	202,712	—	504,540

Net change in cash	2,888	—	3,276	—	6,164
Cash & cash equivalents at beginning of period	—	—	1,520	—	1,520

Cash and cash equivalents at end of period	$2,888	$—	$4,796	$—	$7,684

INNOPHOS INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements (unaudited)

(In thousands, except where noted)

INNOPHOS, INC. AND SUBSIDIARIES

Condensed Combining Statements of Cash Flows (Unaudited)

For the period January 1, 2004 through August 13, 2004

(In thousands)

	Predecessor Period
	Guarantor Operations	Non-Guarantor Operations	Adjustments And Eliminations	Total
Cash flows from operating activities:
Net income	$10,097	$5,500	$(289)	$15,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,279	10,903	—	22,182
Deferred income taxes/(benefit)	117	35	—	152
Profit sharing liabilities	—	(23)	—	(23)
Changes in assets and liabilities:
(Increase) in accounts receivable	(6,827)	13,317	(8,433)	(1,943)
Decrease in inventories	(457)	1,243	658	1,444
(Increase in other current assets	194	(4,609)	—	(4,415)
Increase in accounts payable	(1,599)	230	8,433	7,064
Increase in other current liabilities	4,138	1,480	—	5,618
Changes in other long-term assets and liabilities, net	(1,311)	19	—	(1,292)

Net cash provided by operating activities	15,631	28,095	369	44,095

Cash flows from investing activities: Capital expenditures	(703)	(2,042)	—	(2,745)
Other Investing Activities	—	112	—	112

Net cash (used for) investing activities	(703)	(1,530)	—	(2,633)

Cash flows from financing activities:
Net change in borrowings from Rhodia	—	(4,394)	—	(4,394)
Repayments to banks and other	(1,338)	(15,666)	—	(17,004)
Net reduction in advances from Rhodia	(13,589)	(7,931)	(369)	(21,889)

Net cash (used for) financing activities	(14,927)	(27,991)	(369)	(43,287)

Net change in cash	1	(1,826)	—	(1,825)
Cash and cash equivalents at beginning of year	2	3,343	—	3,345

Cash and cash equivalents at end of year	$3	$1,517	$—	$1,520